Exhibit 99.1
Item 8. Financial Statements and Supplementary Data
     As further discussed in Note 19 to the consolidated financial statements, The GEO Group, Inc.’s (the “Company”) consolidated financial statements have been modified to add Note 19 to the consolidated financial statements. In connection with the anticipated registration with the Securities and Exchange Commission (the “SEC”) of the 7 3/4% Senior Notes due 2017 (the “Exchange Notes”) to be issued by The Company in exchange for the Company’s outstanding 7 3/4% Senior Notes due 2017 (the “Original Notes” and together with the Exchange Notes, the “Notes”), this additional note to the Company’s consolidated financial statements provides condensed consolidating financial information in accordance with Rule 3-10(d) of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) as the Notes are fully and unconditionally guaranteed, jointly and severally, by the Company and certain of its wholly-owned domestic subsidiaries. The financial information contained in Note 18 does not reflect events occurring after February 18, 2009, the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 (the “Annual Report”) and does not modify or update those disclosures that may have been affected by subsequent events. For a discussion of events and developments subsequent to the filing date of the Annual Report, please refer to the reports and other information the Company has filed with the SEC since that date, including, but not limited to, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2009, August 3, 2009 and November 3, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Board of Directors and
Shareholders of The GEO Group, Inc.
     We have audited The GEO Group, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 28, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, The GEO Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 28, 2008, based on criteria established in Internal Control-Integrated Framework issued by COSO.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The GEO Group, Inc. and subsidiaries as of December 28, 2008 and December 30, 2007, and the related consolidated statements of income, cash flow, and shareholders’ equity and comprehensive income for each of the three years in the period ended December 28, 2008, and our report dated February 17, 2009, except as to Note 19 which is as of December 22, 2009, expressed an unqualified opinion on those financial statements.
/s/ Grant Thornton LLP
Miami, Florida
February 17, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders of
The GEO Group, Inc.
We have audited the accompanying consolidated balance sheets of The GEO Group, Inc. and subsidiaries (the “Company”) as of December 28, 2008 and December 30, 2007, and the related consolidated statements of income, cash flows, and shareholders’ equity and comprehensive income for each of three years in the period ended December 28, 2008. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15 of the Company’s Annual Report on Form 10-K. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The GEO Group, Inc. and subsidiaries as of December 28, 2008 and December 30, 2007, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 28, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule (not separately included herein), when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As described in Note 1 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. As described in Note 14 to the consolidated financial statements, the Company recognized the funded status of its benefit plans in accordance with the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132R, as of December 31, 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The GEO Group, Inc. and subsidiaries’ internal control over financial reporting as of December 28, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 17, 2009 expressed an unqualified opinion thereon.
/s/ Grant Thornton LLP
Miami, Florida
February 17, 2009 (except as to Note 19,
which is as of December 22, 2009)

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Fiscal Years Ended December 28, 2008, December 30, 2007, and December 31, 2006

	2008	2007	2006
	(In thousands, except per share data)
Revenues	$1,043,006	$976,299	$818,439
Operating Expenses	822,053	787,862	679,886
Depreciation and Amortization	37,406	33,218	21,682
General and Administrative Expenses	69,151	64,492	56,268

Operating Income	114,396	90,727	60,603
Interest Income	7,045	8,746	10,687
Interest Expense	(30,202)	(36,051)	(28,231)
Write-off of Deferred Financing Fees from Extinguishment of Debt	—	(4,794)	(1,295)

Income Before Income Taxes, Minority Interest, Equity in Earnings of Affiliates, and Discontinued Operations	91,239	58,628	41,764
Provision for Income Taxes	34,033	22,293	15,215
Minority Interest	(376)	(397)	(125)
Equity in Earnings of Affiliates, net of income tax (benefit) provision of ($805), $1,030, and $56	4,623	2,151	1,576

Income from Continuing Operations	61,453	38,089	28,000
Income (loss) from Discontinued Operations, net of tax provision of $236, $2,310, and $1,139	(2,551)	3,756	2,031

Net Income	$58,902	$41,845	$30,031

Weighted Average Common Shares Outstanding:
Basic	50,539	47,727	34,442

Diluted	51,830	49,192	35,744

Earnings (loss) per Common Share:
Basic:
Income from continuing operations	$1.22	$0.80	$0.81
Income (loss) from discontinued operations	(0.05)	0.08	0.06

Net income per share — basic	$1.17	$0.88	$0.87

Diluted:
Income from continuing operations	$1.19	$0.77	$0.78
Income (loss) from discontinued operations	(0.05)	0.08	0.06

Net income per share — diluted	$1.14	$0.85	$0.84

The accompanying notes are an integral part of these consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
December 28, 2008 and December 30, 2007

	2008	2007
	(In thousands, except
	share data)
ASSETS

Current Assets
Cash and cash equivalents	$31,655	$44,403
Restricted cash	13,318	13,227
Accounts receivable, less allowance for doubtful accounts of $625 and $445	199,665	164,773
Deferred income tax asset, net	17,340	19,705
Other current assets	12,911	14,638
Current assets of discontinued operations	7,031	7,772

Total current assets	281,920	264,518

Restricted Cash	19,379	20,880
Property and Equipment, Net	878,616	783,363
Assets Held for Sale	4,348	1,265
Direct Finance Lease Receivable	31,195	43,213
Deferred Income Tax Assets, Net	4,417	4,918
Goodwill	22,202	22,361
Intangible Assets, Net	12,393	12,315
Other Non-Current Assets	33,942	36,998
Non-Current Assets of Discontinued Operations	209	2,803

	$1,288,621	$1,192,634

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$56,143	$47,068
Accrued payroll and related taxes	27,957	34,718
Accrued expenses	82,442	85,498
Current portion of capital lease obligations, long-term debt and non-recourse debt	17,925	17,477
Current liabilities of discontinued operations	1,459	1,671

Total current liabilities	185,926	186,432

Deferred Income Tax Liability	14	223
Minority Interest	1,101	1,642
Other Non-Current Liabilities	28,876	30,179
Capital Lease Obligations	15,126	15,800
Long-Term Debt	378,448	305,678
Non-Recourse Debt	100,634	124,975
Commitments and Contingencies (Note 12)
Shareholders’ Equity
Preferred stock, $0.01 par value, 30,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 67,197,775 and 67,050,596 issued and 51,122,775 and 50,975,596 outstanding	511	510
Additional paid-in capital	344,175	338,092
Retained earnings	299,973	241,071
Accumulated other comprehensive (loss) income	(7,275)	6,920
Treasury stock 16,075,000 shares	(58,888)	(58,888)

Total shareholders’ equity	578,496	527,705

	$1,288,621	$1,192,634

The accompanying notes are an integral part of these consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Fiscal Years Ended December 28, 2008, December 30, 2007, and December 31, 2006

	2008	2007	2006
	(In thousands)
Cash Flow from Operating Activities:
Income from continuing operations	$61,453	$38,089	$28,000
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Amortization of restricted stock-based compensation	3,015	2,474	966
Stock-based compensation expense	1,530	935	374
Depreciation and amortization expenses	37,406	33,218	21,682
Amortization of debt issuance costs and discount	3,042	2,524	1,089
Deferred tax benefit (provision)	2,656	(5,077)	(5,080)
Provision (Recovery) for doubtful accounts	602	(176)	762
Equity in earnings of affiliates, net of tax	(4,623)	(2,151)	(1,576)
Minority interests in earnings of consolidated entity	376	397	125
Dividend to minority interest	(125)	(389)	(757)
Income tax (benefit) provision of equity compensation	(786)	(3,061)	(2,793)
Loss on sale of fixed assets	157	—	—
Write-off of deferred financing fees from extinguishment of debt	—	4,794	1,295
Changes in assets and liabilities, net of acquisition Accounts receivable	(29,599)	(10,604)	(32,165)
Other current assets	2,120	(57)	36
Other assets	(2,418)	3,211	1,868
Accounts payable and accrued expenses	7,775	(2,457)	30,694
Accrued payroll and related taxes	(4,483)	1,517	3,797
Deferred revenue	—	(152)	(1,576)
Other liabilities	(1,190)	8,186	1,799

Net cash provided by operating activities of continuing operations	76,908	71,221	48,540
Net cash (used in) provided by operating activities of discontinued operations	(5,564)	7,707	(2,588)

Net cash provided by operating activities	71,344	78,928	45,952

Cash Flow from Investing Activities:
Acquisitions, net of cash acquired	—	(410,473)	(2,578)
YSI purchase price adjustment	—	—	15,080
CSC purchase price adjustment	—	2,291	—
Proceeds from sale of assets	1,136	4,476	20,246
Purchase of shares in consolidated affiliate	(2,189)	—	—
Change in restricted cash	452	(20)	(7,285)
Insurance proceeds related to hurricane damages	—	—	781
Capital expenditures	(130,990)	(115,204)	(43,165)

Net cash used in investing activities	(131,591)	(518,930)	(16,921)

Cash Flow from Financing Activities:
Proceeds from equity offering, net	—	227,485	99,936
Proceeds from long-term debt	156,000	387,000	111
Income tax benefit of equity compensation	786	3,061	2,793
Debt issuance costs	(3,685)	(9,210)	—
Payments on long-term debt	(100,156)	(237,299)	(82,627)
Repurchase of stock options from employee and directors	—	—	(3,955)
Proceeds from the exercise of stock options	753	1,239	5,405

Net cash provided by financing activities	53,698	372,276	21,663

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6,199)	609	3,732

Net (Decrease) Increase in Cash and Cash Equivalents	(12,748)	(67,117)	54,426
Cash and Cash Equivalents, beginning of period	44,403	111,520	57,094

Cash and Cash Equivalents, end of period	$31,655	$44,403	$111,520

Supplemental Disclosures:
Cash paid during the year for:
Income taxes	$29,895	$26,413	$(853)

Interest	$34,486	$28,470	$25,740

Non-cash operating activities:
Proceeds receivable from insurance claim	$—	$2,118	$—

Non-cash investing and financing activities:
Fair value of assets acquired, net of cash acquired	$—	$406,368	$2,578

Extinguishment of pre-acquisition liabilities, net	$—	$6,663	$—

Total liabilities assumed	$—	$2,558	—

	$—	$410,473	$—

Short term borrowings for deposit on asset	$—	$5,000	—

The accompanying notes are an integral part of these consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
Fiscal Years Ended December 28, 2008, December 30, 2007, and December 31, 2006

					Accumulated
	Common Stock		Additional		Other	Treasury Stock		Total
	Number		Paid-In	Retained	Comprehensive	Number		Shareholders’
	of Shares	Amount	Capital	Earnings	Income (Loss)	of Shares	Amount	Equity
	(In thousands)
Balance, January 1, 2006	29,074	291	70,590	171,666	(2,073)	(36,000)	(131,880)	108,594
Proceeds from stock options exercised	973	10	5,395	—	—	—	—	5,405
Tax benefit related to employee stock options	—	—	2,793	—	—	—	—	2,793
Stock based compensation expense	—	—	374	—	—	—	—	374
Restricted stock granted	450	4	(4)	—	—	—	—	—
Amortization of restricted stock	—	—	966	—	—	—	—	966
Issuance of treasury stock in conjunction with offering	9,000	90	66,876	—	—	9,000	32,970	99,936
Buyout of stock options			(3,955)					(3,955)
Comprehensive income:
Net income	—	—	—	30,031	—	—	—	—
Change in foreign currency translation, net of income tax expense of $2,356	—	—	—	—	3,846	—	—	—
Unrealized gain on derivative instruments, net of income tax expense of $1,121	—	—	—	—	2,553	—	—	—
Total comprehensive income	—	—	—	—	—	—	—	36,430
Adoption of FAS 158 (Note 14)	—	—	—	—	(1,933)	—	—	(1,933)

Balance, December 31, 2006	39,497	395	143,035	201,697	2,393	(27,000)	(98,910)	248,610
Adoption of FIN 48 January 1, 2007 (Note 16)				(2,471)				(2,471)
Proceeds from stock options exercised	267	3	1,236	—	—	—	—	1,239
Tax benefit related to employee stock options	—	—	3,061	—	—	—	—	3,061
Stock based compensation expense	—	—	935	—	—	—	—	935
Restricted stock granted	300	3	(3)	—	—	—	—	—
Restricted stock cancelled	(13)	—	—	—	—	—	—	—
Amortization of restricted stock	—	—	2,474	—	—	—	—	2,474
Issuance of treasury stock in conjunction with offering	10,925	109	187,354	—	—	10,925	40,022	227,485
Comprehensive income:
Net income	—	—	—	41,845	—	—	—	—
Change in foreign currency translation, net of income tax expense of $180	—	—	—	—	2,898	—	—	—
Pension liability adjustment, net of income tax benefit of $203	—	—	—	—	312	—	—	—
Unrealized gain on derivative instruments, net of income tax expense of $807	—	—	—	—	1,317	—	—	—
Total comprehensive income	—	—	—	—	—	—	—	46,372

Balance, December 30, 2007	50,976	$510	$338,092	$241,071	$6,920	(16,075)	$(58,888)	$527,705

Proceeds from stock options exercised	171	1	752	—	—	—	—	753
Tax benefit related to employee stock options	—	—	786	—	—	—	—	786
Stock based compensation expense	—	—	1,530	—	—	—	—	1,530
Restricted stock granted	24	—	—	—	—	—	—	—
Restricted stock cancelled	(48)	—	—	—	—	—	—	—
Amortization of restricted stock	—	—	3,015	—	—	—	—	3,015
Comprehensive income:
Net income	—	—	—	58,902	—	—	—	—
Change in foreign currency translation, net of income tax benefit of $413	—	—	—	—	(10,742)	—	—	—
Pension liability adjustment, net of income tax benefit of $17	—	—	—	—	27	—	—	—
Unrealized loss on derivative instruments, net of income tax benefit of $2,113	—	—	—	—	(3,480)	—	—	—
Total comprehensive income	—	—	—	—	—	—	—	44,707

Balance, December 28, 2008	51,123	$511	$344,175	$299,973	$(7,275)	(16,075)	$(58,888)	$578,496

The accompanying notes are an integral part of these consolidated financial statements.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended December 28, 2008, December 30, 2007, and December 31, 2006
1. Summary of Business Operations and Significant Accounting Policies
     The GEO Group, Inc., a Florida corporation, and subsidiaries (the “Company”) is a leading developer and manager of privatized correctional, detention and mental health residential treatment services facilities located in the United States, Australia, South Africa, the United Kingdom and Canada. The Company operates a broad range of correctional and detention facilities including maximum, medium and minimum security prisons, immigration detention centers, minimum security detention centers and mental health and residential treatment facilities. As of the fiscal year ended December 28, 2008, GEO managed 59 facilities totaling approximately 53,400 beds worldwide and had an additional 3,586 beds under development at seven facilities, including an expansion and renovation of one vacant facility which is Company owned and the expansions of six facilities which it currently operates.
     The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The significant accounting policies of the Company are described below.
Fiscal Year
     The Company’s fiscal year ends on the Sunday closest to the calendar year end. Fiscal years 2008, 2007 and 2006 each included 52 weeks. The Company reports the results of its South African equity affiliate, South African Custodial Services Pty. Limited, (“SACS”), and its consolidated South African entity, South African Custodial Management Pty. Limited (“SACM”) on a calendar year end, due to the availability of information.
Basis of Presentation
     The consolidated financial statements include the accounts of the Company and all controlled subsidiaries. Investments in 50% owned affiliates, which the Company does not control, are accounted for under the equity method of accounting. Intercompany transactions and balances have been eliminated in consolidation.
Reclassifications
     Certain prior year amounts related to discontinued operations have been reclassified to conform to current year presentation. See Note 3.
Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s significant estimates include reserves for self-insured retention related to general liability insurance, workers’ compensation insurance, auto liability insurance, employer group health insurance, percentage of completion and estimated cost to complete for construction projects, stock based compensation, and allowance for doubtful accounts. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are reasonable when considered in conjunction with the consolidated financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.
Fair Value of Financial Instruments
     For the Company’s 8 1/4% Senior Unsecured Notes, the stated value and fair value based on observable market data for similar securities was $150.0 million and $131.3 million, respectively, at December 28, 2008. For the Company’s non-recourse debt related to the South Texas Detention Complex and Northwest Detention Center, the combined stated value and fair value based on observable market data for similar securities was $78.4 million and $68.4 million, respectively, at December 28, 2008.

Cash and Cash Equivalents
     Cash and cash equivalents include all interest-bearing deposits or investments with original maturities of three months or less. The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located throughout the United States, Australia, South Africa, Canada and the United Kingdom. A significant portion of the Company’s unrestricted cash held at the Company and its subsidiaries is maintained with a small number of banks and, accordingly, the Company is subject to credit risk.
Accounts Receivable
     The Company extends credit to the governmental agencies it contracts with and other parties in the normal course of business as a result of billing and receiving payment for services thirty to sixty days in arrears. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.
Notes Receivable
     Immediately following the purchase of Correctional Services Corporation (“CSC”) in November 2005, the Company sold Youth Services International, Inc., (“YSI”) the former juvenile services division of CSC, for $3.8 million, $1.8 million of which was paid in cash and the remaining $2.0 million of which was paid in the form of a promissory note accruing interest at a rate of 6% per annum. Subsequently, during 2006, the Company received approximately $2.0 million in additional sales proceeds, consisting of approximately $1.5 million in cash and a $0.5 million increase in the promissory note related to the final purchase price of YSI. The balance of the note was paid in November 2008. The balance of $1.0 million as of December 30, 2007 is included in accounts receivable in the consolidated balance sheet for 2007.
     The Company has notes receivable from its former joint venture partner in the United Kingdom related to a subordinated loan extended to the joint venture partner while an active member of the partnership. The balance outstanding as of December 28, 2008 and December 30, 2007 was $3.4 million and $5.1 million, respectively. The notes bear interest at a rate of 13%, have semi-annual payments due June 15 and December 15 through June 2018.
Inventories
     Food and supplies inventories are carried at the lower of cost or market, on a first-in first-out basis and are included in other current assets in the accompanying consolidated balance sheets. Uniform inventories are carried at amortized cost and are amortized over a period of eighteen months. The current portion of unamortized uniforms is included in other current assets and the long-term portion is included in “other non-current assets” in the accompanying consolidated balance sheets.
Restricted Cash
     The Company has current and long-term restricted cash as of December 28, 2008 and December 30, 2007, presented as such in the accompanying balance sheets. These balances are primarily attributable to amounts held in escrow or in trust in connection with the 1,904-bed South Texas Detention Complex in Frio County, Texas and the 1,030-bed Northwest Detention Center in Tacoma, Washington. Additionally, the Company’s wholly owned Australian subsidiary financed a facility’s development and subsequent expansion in 2003 with long-term debt obligations, which are non-recourse to the Company. See Note l1.

Property and Equipment
     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Buildings and improvements are depreciated over 2 to 40 years. Equipment, furniture and fixtures are depreciated over 3 to 10 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred. Interest is capitalized in connection with the construction of correctional and detention facilities. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. During fiscal years ended 2008 and 2007, the Company capitalized $4.3 million and $2.9 million of interest expense, respectively.
Assets Held Under Capital Leases
     Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is recognized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the related lease and is included in depreciation expense.
Long-Lived Assets
     The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable in accordance with Financial Accounting Standard (“FAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Events that would trigger an impairment assessment include deterioration of profits for a business segment that has long-lived assets, or when other changes occur, such as a contract termination, which might impair recovery of long-lived assets. In 2008, the Company announced the termination of certain of its management contracts and the closure of its transportation division in the United Kingdom. There were no significant impairments of long-lived assets accounted for under FAS 144 relative to this closure these contract terminations. Management has reviewed the Company’s long-lived assets and determined that there are no events requiring impairment loss recognition for the year ended December 28, 2008. See Notes 3 and 8.
Goodwill and Other Intangible Assets
     Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the Company’s intent to do so. The Company has intangible assets which it recorded in connection with its acquisition of CSC and also has recorded an intangible asset of $1.9 million in connection with the purchase of additional shares in its consolidated joint venture (See Note 8). The Company’s intangible assets recorded in connection with the acquisition of CSC, have finite lives ranging from 4-17 years and are amortized using a straight-line method. The Company’s intangible asset related to the share purchase is amortized using the straight line method over the remaining life of the management contract. The Company reviews finite-lived intangible assets for impairment whenever an event occurs or circumstances change which indicate that the carrying amount of such assets may not be fully recoverable.
     With the adoption of FAS No. 142, the Company’s goodwill is no longer amortized, but is subject to an annual impairment test. There was no impairment of goodwill associated with CSC or the Company’s Australian subsidiary as a result of the annual impairment tests completed as of the beginning of Fourth Quarters 2008 and 2007. In the fiscal year ended December 28, 2008, the Company wrote off goodwill of $2.3 million associated with the termination of its transportation services business in the United Kingdom. See Notes 3 and 8.
Variable Interest Entities
     The Company applies guidance of FAS Interpretation No. 46, revised (and amended in December 2008 by FSP 140-4 and FIN 46R-8) “Consolidation of Variable Interest Entities,” (FIN 46R) for all ventures deemed to be variable interest entities (“VIEs”). All other joint venture investments are accounted for under the equity method of accounting when the Company has a 20% to 50% ownership interest or exercises significant influence over the venture. If the Company’s interest exceeds 50% or in certain cases, if the Company exercises control over the venture, the results of the joint venture are consolidated herein.

     The Company has determined its 50% owned South African joint venture in South African Custodial Services Pty. Limited, which the Company refers to as SACS, is a variable interest entity (“VIE”) in accordance with (FIN 46R) which addressed consolidation by a business of variable interest entities in which it is the primary beneficiary. SACS has a number of variable interest holders as defined in FIN 46R however, since the company does not have control of the SACS, the Company determined that it is not the primary beneficiary of SACS and as a result it is not required to consolidate SACS under FIN 46R. The Company accounts for SACS as an equity affiliate. SACS was established in 2001, to design, finance and build the Kutama Sinthumule Correctional Center. Subsequently, SACS was awarded a 25 year contract to design, construct, manage and finance a facility in Louis Trichardt, South Africa. SACS, based on the terms of the contract with the government, was able to obtain long-term financing to build the prison. The financing is fully guaranteed by the government, except in the event of default, for which it provides an 80% guarantee. The company’s maximum exposure for loss under this contract is limited to its investment in joint venture of $6.2 million at December 28, 2008 and its guarantees related to SACS as disclosed in Note 11. Separately, SACS entered into a long-term operating contract with South African Custodial Management (Pty) Limited (“SACM”) to provide security and other management services and with SACS’ joint venture partner to provide purchasing, programs and maintenance services upon completion of the construction phase, which concluded in February 2002. The Company’s maximum exposure for loss under this contract is $12.8 million, which represents the Company’s initial investment and related to the guarantees discussed in Note 11.
     Also, in accordance with FIN 46R, as amended by FSP 140-4 and FIN 46R-8, the Company consolidates South Texas Local Development Corporation (“STLDC”) which was created in order to finance construction for the development of a 1,904-bed facility in Frio County, Texas. This entity issued $49.5 million in taxable revenue bonds and has an operating agreement with STLDC, the owner of the complex, which provides it with the sole and exclusive right to operate and manage the detention center. The operating agreement and bond indenture require the revenue from the contract be used to fund the periodic debt service requirements as they become due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums are distributed to the Company to cover operating expenses and management fees. The Company is responsible for the entire operations of the facility including all operating expenses and is required to pay all operating expenses whether or not there are sufficient revenues. STLDC has no liabilities resulting from its ownership. The bonds have a ten-year term and are non-recourse to the Company and STLDC. The bonds are fully insured and the sole source of payment for the bonds is the operating revenues of the center. At the end of the ten-year term of the bonds, title and ownership of the facility transfers from STLDC to the Company. The Company has determined that it is the primary beneficiary of STLDC and consolidates the entity as a result.
Minority Interest in Income of Consolidated Subsidiary
     The Company includes the results of operations and financial position of South African Custodial Management Pty. Limited (“SACM” or the “joint venture”), its majority-owned subsidiary, in its consolidated financial statements in accordance with FAS 94, “Consolidation of All Majority-Owned Subsidiaries”. SACM was established in 2001 to operate correctional centers in South Africa. The joint venture currently provides security and other management services for the Kutama Sinthumule Correctional Center in the Republic of South Africa under a 25-year management contract which commenced in February 2002. On October 29, 2008, the Company, along with one other joint venture partner, executed a Sale of Shares Agreement for the purchase of a portion of the remaining non-controlling shares of SACM which changed the Company’s share in the profits of the joint venture from 76.25% to 88.75%. All of the non-controlling shares of the third joint venture partner were allocated between the Company and the second joint venture partner on a pro rata basis based on their respective ownership percentages. As a result of the share purchase the Company recognized $1.9 million in amortizable intangible assets. The minority interest in income of consolidated subsidiary represents the portion of the consolidated net income of the joint venture that is attributable to the joint venture partner.
Revenue Recognition
     In accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”, and related interpretations, facility management revenues are recognized as services are provided under facility management contracts with approved government appropriations based on a net rate per day per inmate or on a fixed monthly rate. Certain of the Company’s contracts have provisions upon which a portion of the revenue is based on its performance of certain targets, as defined in the specific contract. In these cases, the Company recognizes revenue when the amounts are fixed and determinable and the time period over which the conditions have been satisfied has lapsed. In many instances, the Company is party to more than one contract with a single entity. In these instances, each contract is accounted for separately.

     Project development and design revenues are recognized as earned on a percentage of completion basis measured by the percentage of costs incurred to date as compared to estimated total cost for each contract. This method is used because the Company considers costs incurred to date to be the best available measure of progress on these contracts. Provisions for estimated losses on uncompleted contracts and changes to cost estimates are made in the period in which the Company determines that such losses and changes are probable. Typically, the Company enters into fixed price contracts and does not perform additional work unless approved change orders are in place. Costs attributable to unapproved change orders are expensed in the period in which the costs are incurred if the Company believes that it is not probable that the costs will be recovered through a change in the contract price. If the Company believes that it is probable that the costs will be recovered through a change in contract price, costs related to unapproved change orders are expensed in the period in which they are incurred, and contract revenue is recognized to the extent of the costs incurred. Revenue in excess of the costs attributable to unapproved change orders is not recognized until the change order is approved. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined.
     When evaluating multiple element arrangements, the Company follows the provisions of Emerging Issues Task Force (EITF) Issue 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21). EITF 00-21 provides guidance on determining if separate contracts should be evaluated as a single arrangement and if an arrangement involves a single unit of accounting or separate units of accounting and if the arrangement is determined to have separate units, how to allocate amounts received in the arrangement for revenue recognition purposes. In instances where the Company provides project development services and subsequent management services, the amount of the consideration from an arrangement is allocated to the delivered element based on the residual method and the elements are recognized as revenue when revenue recognition criteria for each element is met. The fair value of the undelivered elements of an arrangement is based on specific objective evidence.
Lease Revenue
     In connection with the CPT acquisition in January 2007, the Company took ownership of two facilities that had existing leases with unrelated third parties. As a result of the ownership in these two leased facilities, the Company acts as the lessor relative to these two properties. The first lease has an initial term which expires in July 2013 with an option to terminate in July 2010. The second lease has a term of ten years and expires in January 2018. Both of these leases have options to extend for up to three additional five-year terms. The carrying value of these assets included in property and equipment at December 28, 2008 was $53.0 million, net of accumulated depreciation of $2.2 million. The Company also receives a small amount of rental income related to the sublease of an office space for which both the sublease and the Company’s obligation under the original lease expire November 2010. Rental income received on these leases for the fiscal year ended December 28, 2008 was $5.7 million.

Fiscal Year	Annual Rental
(In thousands)
2009	$5,924
2010	5,324
2011	4,358
2012	4,489
2013	4,623
Thereafter	20,357

$45,075

Income Taxes
     The Company accounts for income taxes in accordance with FAS No. 109, “Accounting for Income Taxes” (“FAS 109”) as clarified by Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”). Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which it operates, estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies varies, adjustments to the carrying value of the deferred tax assets and liabilities may be required. Valuation allowances are based on the “more likely than not” criteria of FAS 109.
     FIN 48 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely- than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Earnings Per Share
     Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator includes dilutive common share equivalents such as share options and restricted shares.
Direct Finance Leases
     The Company accounts for the portion of its contracts with certain governmental agencies that represent capitalized lease payments on buildings and equipment as investments in direct finance leases. Accordingly, the minimum lease payments to be received over the term of the leases less unearned income are capitalized as the Company’s investments in the leases. Unearned income is recognized as income over the term of the leases using the effective interest method.
Reserves for Insurance Losses
     The nature of the Company’s business exposes it to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with the Company’s facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, the Company’s management contracts generally require it to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. The Company maintains insurance coverage for these general types of claims, except for claims relating to employment matters, for which it carries no insurance.
     The Company currently maintains a general liability policy and excess liability coverage policy for all U.S. corrections operations with limits of $62.0 million per occurrence and in the aggregate, including a specific loss limit for medical professional liability of $35.0 million. The Company’s wholly owned subsidiary, GEO Care, Inc., is separately insured for general liability and medical professional liability with a specific loss limit of $35.0 million per occurrence and in the aggregate. The Company also maintains insurance to cover property and other casualty risks including, workers’ compensation, medical malpractice, environmental liability and automobile liability. For most casualty insurance policies, the Company carries substantial deductibles or self-insured retentions — $3.0 million per occurrence for general liability and hospital professional liability, $2.0 million per occurrence for workers’ compensation and $1.0 million per occurrence for automobile liability. The Company’s Australian subsidiary is required to carry tail insurance on a general liability policy providing an extended reporting period through 2011 related to a discontinued contract. The Company also carries various types of insurance with respect to its operations in South Africa, United Kingdom and Australia. There can be no assurance that the Company’s insurance coverage will be adequate to cover all claims to which it may be exposed.
     In addition, certain of the Company’s facilities located in Florida and determined by insurers to be in high-risk hurricane areas carry substantial windstorm deductibles. Since hurricanes are considered unpredictable future events, no reserves have been established to pre-fund for potential windstorm damage. Limited commercial availability of certain types of insurance relating to windstorm exposure in coastal areas and earthquake exposure mainly in California may prevent the Company from insuring some of its facilities to full replacement value.
     Since the Company’s insurance policies generally have high deductible amounts or retentions, losses are recorded when reported and a further provision is made to cover losses incurred but not reported. Loss reserves are undiscounted and are computed based on independent actuarial studies. Because the Company is significantly self-insured, the amount of its insurance expense is dependent on its claims experience and its ability to control claims experience. If actual losses related to insurance claims significantly differ from management’s estimates, the Company’s financial condition and results of operations could be materially adversely impacted.
Debt Issuance Costs
     Debt issuance costs totaling $9.6 million and $7.8 million at December 28, 2008, and December 30, 2007, respectively, are included in other non-current assets in the consolidated balance sheets and are amortized to interest expense using the effective interest method, over the term of the related debt.

Comprehensive Income
     The Company’s comprehensive income is comprised of net income, foreign currency translation adjustments, net unrealized loss on derivative instruments, and pension liability adjustments in the Consolidated Statements of Shareholders’ Equity and Comprehensive Income.
Concentration of Credit Risk
     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade accounts receivable, direct finance lease receivable, long-term debt and financial instruments used in hedging activities. The Company’s cash management and investment policies restrict investments to low-risk, highly liquid securities, and the Company performs periodic evaluations of the credit standing of the financial institutions with which it deals. As of December 28, 2008, and December 30, 2007, the Company had no significant concentrations of credit risk except as disclosed in Note 15.
Foreign Currency Translation
     The Company’s foreign operations use their local currencies as their functional currencies. Assets and liabilities of the operations are translated at the exchange rates in effect on the balance sheet date and shareholders’ equity is translated at historical rates. Income statement items are translated at the average exchange rates for the year. The impact of foreign currency fluctuation is included in shareholders’ equity as a component of accumulated other comprehensive income, net of income tax, and totaled $10.7 million, $2.9 million and $3.8 million for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively. The cumulative income (loss) on foreign currency translation recorded as a component of shareholders’ equity as of December 28, 2008 and December 30, 2007 was ($5.8) million and $4.9 million, respectively.
Vacation Policy
     The Company accounts for its vacation expense in accordance with FAS 43, “Accounting for Compensated Absences”. Certain of the Company’s employees are permitted to carry forward vacation from year to year provided that the Company’s obligation to compensate employees for absences relates to rights attributable to services already rendered, the compensated absences relate to time that vests and accumulates and payment is probable and reasonably estimable. Accrued expense for employee rights to receive payment for compensated absences is included in the accompanying balance sheets in accrued payroll and related taxes. During the fiscal year ended December 28, 2008, the Company changed its vacation policy for certain employees which conformed to a fiscal year-end based policy. Under the new policy, these employees are permitted to use vacation regardless of their service rendered but within the fiscal year. Since this vacation is not carried over from year to year, it is not longer accrued by the Company. The Company’s vacation expense for the fiscal year ended December 28, 2008 was $3.7 million less than the Company’s vacation expense for the fiscal year ended December 30, 2007. This decrease in expense is primarily attributable to this change.
Fair Value Measurements
     The Company partially adopted FAS No. 157, “Fair Value Measurements” on December 31, 2007 (see discussion on FASB FSP 157-2 following). This Statement establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. The Company determines fair value based on quoted market prices in active markets for identical assets or liabilities. If quoted market prices are not available, the Company uses valuation techniques that place greater reliance on observable inputs and less reliance on unobservable inputs. In measuring fair value, the Company may make adjustments for risks and uncertainties, if a market participant would include such an adjustment in pricing. Relative to FAS 157, in February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”) to provide a one-year deferral of the effective date of FAS 157 for non-financial assets and non-financial liabilities. This FSP defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. As a result of the issuance of FSP 157-2, the Company elected to defer the adoption of FAS 157 for non-financial assets and non-financial liabilities. The Company does not expect that the adoption of this standard for non-financial assets and liabilities will have a significant impact on its financial condition, results of operations or cash flows. See Note 9.

Financial Instruments
     In accordance with FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its related interpretations and amendments, the Company records derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. For derivatives that are designed as and qualify as effective cash flow hedges, the portion of gain or loss on the derivative instrument effective at offsetting changes in the hedged item is reported as a component of accumulated other comprehensive income and reclassified into earnings when the hedged transaction affects earnings. Total accumulated other comprehensive income, net of tax, related to these cash flow hedges was $0.1 million and $5.0 million as of December 28, 2008 and December 30, 2007, respectively. For derivative instruments that are designated as and qualify as effective fair value hedges, the gain or loss on the derivative instrument as well as the offsetting gain or loss on the hedged item attributable to the hedged risk is recognized in current earnings as interest income (expense) during the period of the change in fair values.
     The Company formally documents all relationships between hedging instruments and hedge items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes attributing all derivatives that are designated as cash flow hedges to floating rate liabilities and attributing all derivatives that are designated as fair value hedges to fixed rate liabilities. The Company also assesses whether each derivative is highly effective in offsetting changes in the cash flows of the hedged item. Fluctuations in the value of the derivative instruments are generally offset by changes in the hedged item; however, if it is determined that a derivative is not highly effective as a hedge or if a derivative ceases to be a highly effective hedge, the Company will discontinue hedge accounting prospectively for the affected derivative.
Stock-Based Compensation Expense
     The Company recognizes stock based compensation expense in accordance with FAS No. 123R, “Share-Based Payment”. Accordingly, the Company recognizes the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. The Company uses a Black-Scholes option valuation model to estimate the fair value of each option awarded. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized.
     The fair value of stock-based awards was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for fiscal years ending 2008, 2007 and 2006, respectively:

	2008	2007	2006
Risk free interest rates	2.87%	4.80%	4.65%
Expected term	4-5years	4-5years	3-4years
Expected volatility	41%	40%	41%
Expected dividend	—	—	—
     Expected volatilities are based on the historical and implied volatility of the Company’s common stock. The Company uses historical data to estimate award exercises and employee terminations within the valuation model. The expected term of the awards represents the period of time that awards granted are expected to be outstanding and is based on historical data and expected holding periods. The risk-free rate is based on the rate for five year U.S. Treasury Bonds, which is consistent with the expected term of the awards. See Note 2.
Recent Accounting Pronouncements
     In December 2008, the FASB issued FASB Staff Position (FSP) FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. The document increases disclosure requirements for public companies and is effective for reporting periods (interim and annual) that end after December 15, 2008. This FSP amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. The Company adopted this standard in the reporting period ended December 28, 2008 and its impact was not material on the Company’s financial position, results of operations or its financial statement disclosures.

     In May 2008, the FASB issued FAS No. 162, The Hierarchy of Generally Accepted Accounting Principles” which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Company does not expect that the adoption of this pronouncement will have a significant impact on its financial condition, results of operations and cash flows.
     In April 2008, the FASB issued Financial Staff Position 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that must be considered when developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under FAS 142, “Goodwill and Other Intangible Assets”. This statement amends paragraph 11(d) of FAS 142 to require an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset. This statement is effective for financial statements in fiscal years beginning after December 15, 2008. The Company does not expect that the adoption of this pronouncement will have a significant impact on its financial condition, results of operations or cash flows.
     In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“FAS 161”). FAS 161 applies to all derivative instruments accounted for under FAS 133 and requires entities to provide greater transparency about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments are accounted for under FAS 133 and related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early adoption encouraged. The Company does not expect that the adoption of this pronouncement will have a significant impact on its financial condition, results of operations and cash flows.
     In December 2007, the FASB issued FAS No. 141(R) “Applying the Acquisition Method” (“FAS 141R”), which is effective for fiscal years beginning after December 15, 2008. This statement retains the fundamental requirements in FAS 141 that the acquisition method be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141R broadens the scope of FAS 141 by requiring application of the purchase method of accounting to transactions in which one entity establishes control over another entity without necessarily transferring consideration, even if the acquirer has not acquired 100% of its target. Among other changes, FAS 141R applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and preacquisition contingencies. As a result of implementing the new standard, since transaction costs would not be an element of fair value of the target, they will not be considered part of the fair value of the acquirer’s interest and will be expensed as incurred. The Company does not expect that the impact of this standard will have a significant effect on its financial condition, results of operations and cash flows.
     In December 2007, the FASB issued FAS No. 160, “Accounting for Noncontrolling Interests” (FAS 160), which is effective for fiscal years beginning after December 15, 2008. In December 2008, the FASB also issued EITF 08-10 “Selected Statement 160 Implementation Questions”. FAS 160 amends ARB No. clarifies the classification of noncontrolling interests in the consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and the holders of non-controlling interests. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results of operations and cash flows.
2. Equity Incentive Plans
     In accordance with the modified prospective method of adoption under FAS No. 123R, “Share-based Payment” (“FAS 123R”), the Company recognizes compensation cost for all stock options granted after January 1, 2006, plus any prior awards granted to employees that remained unvested at that time, using a Black-Scholes option valuation model to estimate the fair value of each option awarded. The Company regularly reviews its actual forfeitures to determine future estimates. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized.
     The Company had awards outstanding under four equity compensation plans at December 28, 2008: The Wackenhut Corrections Corporation 1994 Stock Option Plan (the “1994 Plan”); the 1995 Non-Employee Director Stock Option Plan (the “1995 Plan”); the Wackenhut Corrections Corporation 1999 Stock Option Plan (the “1999 Plan”); and The GEO Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan” and, together with the 1994 Plan, the 1995 Plan and the 1999 Plan, the “Company Plans”).

     On May 1, 2007, the Company’s Board of Directors adopted and its shareholders approved several amendments to the 2006 Plan, including an amendment providing for the issuance of an additional 500,000 shares of the Company’s common stock which increased the total amount available for grant to 1,400,000 shares pursuant to awards granted under the plan and specifying that up to 300,000 of such additional shares may constitute awards other than stock options and stock appreciation rights, including shares of restricted stock. See “Restricted Stock” below for further discussion.
     Except for 750,000 shares of restricted stock issued under the 2006 Plan as of December 28, 2008, all of the foregoing awards previously issued under the Company Plans consist of stock options. Although awards are currently outstanding under all of the Company Plans, the Company may only grant new awards under the 2006 Plan. As of December 28, 2008, the Company had the ability to issue awards with respect to 58,157 shares of common stock pursuant to the 2006 Plan.
     Under the terms of the Company Plans, the vesting period and, in the case of stock options, the exercise price per share, are determined by the terms of each plan. All stock options that have been granted under the Company Plans are exercisable at the fair market value of the common stock at the date of the grant. Generally, the stock options vest and become exercisable ratably over a four-year period, beginning immediately on the date of the grant. However, the Board of Directors has exercised its discretion to grant stock options that vest 100% immediately for the Chief Executive Officer. In addition, stock options granted to non-employee directors under the 1995 Plan became exercisable immediately. All stock options awarded under the Company Plans expire no later than ten years after the date of the grant.
     A summary of the activity of the Company’s stock options plans is presented below:

		Wtd. Avg.	Wtd. Avg.	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Contractual Term	Value
	(In thousands)			(In thousands)
Options outstanding at December 30, 2007	2,770	$7.15	5.0	$58,698
Granted	254	17.97
Exercised	(171)	4.39
Forfeited/Canceled	(45)	23.84

Options outstanding at December 28, 2008	2,808	$8.03	4.6	$29,751

Options exercisable at December 28, 2008	2,381	$6.00	3.8	$29,427

     The aggregate intrinsic value in the table above represents the total pretax intrinsic value (i.e., the difference between the company’s closing stock price on the last trading day of fiscal year 2008 and the exercise price, times the number of shares that are “in the money”) that would have been received by the option holders had all option holders exercised their options on December 28, 2008. This amount changes based on the fair value of the company’s stock. The total intrinsic value of options exercised during the fiscal years ended December 28, 2008, December 30, 2007, and December 31, 2006 was $2.9 million, $6.2 million, and $9.5 million respectively.
     For the years ended December 28, 2008 and December 30, 2007 and December 31, 2006, the amount of stock-based compensation expense related to stock options was $1.5 million, $0.9 million and $0.4 million, respectively. The weighted average grant date fair value of options granted during the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006 was $6.58, $8.73 and $3.22 per share, respectively.
     The following table summarizes the status of the Company’s non-vested shares as of December 28, 2008 and changes during the fiscal year ending December 28, 2008:

		Wtd. Avg. Grant
	Number of Shares	Date Fair Value
Options non-vested at December 30, 2007	397,662	$7.94
Granted	254,000	6.60
Vested	(189,146)	6.28
Forfeited	(35,800)	11.49

Options non-vested at December 28, 2008	426,716	$7.58

     As of December 28, 2008, the Company had $2.6 million of unrecognized compensation costs related to non-vested stock option awards that are expected to be recognized over a weighted average period of 2.8 years. The total fair value of shares vested during the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, was $1.2 million, $1.2 million, and $0.6 million respectively. Proceeds received from stock options exercises for 2008, 2007 and 2006 was $0.8 million, $1.2 million and $5.4 million, respectively. Tax benefits realized from tax deductions associated with option exercises and restricted stock activity for 2008, 2007 and 2006 totaled $0.8 million, $3.1 million and $2.8 million, respectively.

     The following table summarizes information about the exercise prices and related information of stock options outstanding under the Company Plans at December 28, 2008:

	Options Outstanding			Options Exercisable
		Wtd. Avg.	Wtd. Avg.		Wtd. Avg.
	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price
$2.63 — $2.81	239,500	1.2	$2.81	239,500	$2.81
$3.10 — $3.10	372,000	2.1	3.10	372,000	3.10
$3.17 — $3.98	157,019	4.1	3.20	157,019	3.20
$4.67 — $4.67	415,638	4.3	4.67	415,638	4.67
$5.13 — $5.13	657,000	3.1	5.13	657,000	5.13
$5.30 — $7.83	311,117	5.6	7.08	305,201	7.07
$10.73 — $20.63	297,400	9.2	16.54	94,600	15.26
$21.56 — $21.56	346,400	8.1	21.56	137,600	21.56
$21.64 — $21.64	2,000	8.1	21.64	800	21.64
$28.24 — $28.24	10,000	0.3	28.24	2,000	28.24

	2,808,074	4.6	$8.03	2,381,358	$6.00

Restricted Stock
     Shares of restricted stock become unrestricted shares of common stock upon vesting on a one-for-one basis. The cost of these awards is determined using the fair value of the Company’s common stock on the date of the grant and compensation expense is recognized over the vesting period. The shares of restricted stock granted under the 2006 Plan vest in equal 25% increments on each of the four anniversary dates immediately following the date of grant. A summary of the activity of restricted stock is as follows:

		Wtd. Avg.
		Grant date
	Shares	Fair value
Restricted stock outstanding at December 30, 2007	626,512	$19.14
Granted	24,228	26.66
Vested	(176,600)	18.27
Forfeited/Canceled	(48,456)	22.48

Restricted stock outstanding at December 28, 2008	425,684	$19.54

     During the fiscal year ended December 28, 2008, December 30, 2007 and December 31, 2006, the Company recognized $3.0 million, $2.5 million and $1.0 million, respectively, of compensation expense related to its outstanding shares of restricted stock. As of December 28, 2008, the Company had $6.5 million of unrecognized compensation expense that is expected to be recognized over a weighted average period of 1.9 years.
3. Discontinued Operations
     Under the provisions of FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the termination of any of the Company’s management contracts by expiration or otherwise, may result in the classification of the operating results of such facility, net of taxes, as a discontinued operation, so long as the financial results can be clearly identified, and so long as the Company does not have any significant continuing involvement in the operations of the component after the disposal or termination transaction. As of and during the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, the Company discontinued operations at certain of its domestic and international subsidiaries. The results of operations, net of taxes, and the assets and liabilities of these operations, each as further described below, have been reflected in the accompanying consolidated financial statements as discontinued operations in accordance with FAS 144 for the fiscal years ended 2008, 2007, and 2006. Assets, primarily consisting of accounts receivable, and liabilities have been presented separately in the accompanying consolidated balance sheets for all periods presented.

     U.S. corrections. On November 7, 2008, the Company announced its receipt of notice for the discontinuation of its contract with the State of Idaho, Department of Correction (“Idaho DOC”) for the housing of approximately 305 out-of-state inmates at the managed-only Bill Clayton Detention Center (the “Detention Center”) effective January 5, 2009. On August 29, 2008, the Company announced its discontinuation of its contract with Delaware County, Pennsylvania for the management of the county-owned 1,883-bed George W. Hill Correctional Facility effective December 31, 2008.
     International services. On December 22, 2008, the Company announced the closure of its U.K.-based transportation division, Recruitment Solutions International (“RSI”). The Company purchased RSI, which provided transportation services to The Home Office Nationality and Immigration Directorate, for approximately $2.0 million in 2006. As a result of the termination of its transportation business in the United Kingdom, the company wrote off assets of $2.6 million including goodwill of $2.3 million.
     GEO Care. On June 16, 2008, the Company announced the discontinuation by mutual agreement of its contract with the State of New Mexico Department of Health for the management of Fort Bayard Medical Center effective June 30, 2008. On January 1, 2006, the Company completed the sale of Atlantic Shores Hospital, a 72 bed private mental health hospital which the Company owned and operated since 1997, for approximately $11.5 million.
     The following are the revenues related to discontinued operations for the periods presented (in thousands):

	2008	2007	2006
	(In thousands)
Revenues — International services	$1,806	$2,326	$414
Revenues — U.S. corrections	43,784	42,617	38,684
Revenues — GEO Care	1,806	4,546	3,345
4. Property and Equipment
     Property and equipment consist of the following at fiscal year end:

	Useful
	Life	2008	2007
	(Years)	(In thousands)
Land	—	$49,686	$43,340
Buildings and improvements	2 to 40	765,103	635,809
Leasehold improvements	1 to 15	68,845	57,737
Equipment	3 to 10	55,007	44,895
Furniture and fixtures	3 to 7	9,033	6,819
Facility construction in progress		56,574	87,987

		$1,004,248	$876,587
Less accumulated depreciation and amortization		(125,632)	(93,224)

		$878,616	$783,363

     The Company’s construction in progress primarily consists of development costs associated with the Facility construction and design segment for contracts with various federal, state and local agencies for which we have management contracts. Interest capitalized in property and equipment was $4.3 million and $2.9 million for the fiscal years ended December 28, 2008 and December 30, 2007, respectively.
     Depreciation expense was $31.9 million, $29.8 million and $19.2 million for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.
     At both December 28, 2008 and December 30, 2007, the Company had $18.2 million of assets recorded under capital leases including $17.5 million related to buildings and improvements, $0.6 million related to equipment $0.1 million related to leasehold improvements. Accumulated amortization of $3.1 million and $2.2 million, at December 28, 2008 and December 30, 2007, respectively, is included in Depreciation and Amortization in the accompanying consolidated statements of income. Depreciation expense of capital leases for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006 was $0.9 million, $1.0 million and $1.2 million, respectively.

5. Assets Held for Sale
     The Company’s assets held for sale consist of two assets. On March 17, 2008, the Company purchased its former Coke County Juvenile Justice Center and the related land at a cost of $3.1 million. The Company’s intention was to retain the facility and the related land for future business purposes and as such, no formal plan was entered into for the sale of the asset. In October 2008, the company established a formal plan to sell the asset. Secondly, in conjunction with the acquisition of CSC, the Company acquired land and a building associated with a program that had been discontinued by CSC in October 2003. These assets which are included within the segment assets of U.S. Corrections, meet the criteria to be classified as held for sale per the guidance of FAS 144, and have been recorded at their net realizable value of $4.3 million at December 28, 2008. No depreciation has been recorded related to these assets in accordance with FAS 144.
6. Investment in Direct Finance Leases
     The Company’s investment in direct finance leases relates to the financing and management of one Australian facility. The Company’s wholly-owned Australian subsidiary financed the facility’s development with long-term debt obligations, which are non-recourse to the Company.
     The future minimum rentals to be received are as follows:

Annual
Fiscal Year	Repayment
(In thousands)
2009	$5,653
2010	5,700
2011	5,721
2012	5,747
2013	5,891
Thereafter	20,889

Total minimum obligation	$49,601
Less unearned interest income	(15,844)
Less current portion of direct finance lease	(2,562)

Investment in direct finance lease	$31,195

7. Derivative Financial Instruments
     The Company’s primary objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in interest rates. The Company measures its derivative financial instruments at fair value in accordance with FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its related interpretations and amendments.
     Effective September 18, 2003, the Company entered into two interest rate swap agreements in the aggregate notional amount of $50.0 million. The agreements, which have payment and expiration dates and call provisions that coincide with the terms of the $150.0 million aggregate principal amount, ten-year, 8 1/4% Senior Unsecured Notes (“Notes”), effectively convert $50.0 million of the Notes into variable rate obligations. Under the agreements, the Company receives a fixed interest rate payment from the financial counterparties to the agreements equal to 8.25% per year calculated on the notional $50.0 million amount, while the Company makes a variable interest rate payment to the same counterparties equal to the six-month London Interbank Offered Rate (“LIBOR”) plus a fixed margin of 3.55%, which was the rate at December 28, 2008, also calculated on the notional $50.0 million amount. The Company has designated the swaps as hedges against changes in the fair value of a designated portion of the Notes due to changes in underlying interest rates. Accordingly, the changes in the fair value of the interest rate swaps are recorded in earnings along with related designated changes in the value of the Notes. Total net (losses) gains recognized and recorded in earnings related to these fair value hedges were $2.0 million, $1.7 million and ($0.7) million for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively. As of December 28, 2008 and December 30, 2007, the fair value of the swaps totaled approximately $2.0 million and $0, respectively, and is included in other non-current assets and as an adjustment to the carrying value of the Notes in the accompanying consolidated balance sheets. There was no material ineffectiveness in this interest rate swap during the period ended December 28, 2008. (See Note 18).

     The Company’s Australian subsidiary is a party to an interest rate swap agreement to fix the interest rate on the variable rate non-recourse debt to 9.7%. The Company has determined the swap, which has a notional amount of $50.9 million, payment and expiration dates, and call provisions that coincide with the terms of the non-recourse debt to be an effective cash flow hedge. Accordingly, the Company records the change in the value of the interest rate swap in accumulated other comprehensive income, net of applicable income taxes. Total net (loss) gain recognized in the periods and recorded in accumulated other comprehensive income, net of tax, related to these cash flow hedges was ($3.5) million, $1.3 million and $2.6 million for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively. The total value of the swap asset as of December 28, 2008 and December 30, 2007 was approximately $0.2 million and $5.8 million, respectively, and is recorded as a component of other assets in the accompanying consolidated balance sheets.
     There was no material ineffectiveness of the Company’s interest rate swaps for the fiscal years presented. The Company does not expect to enter into any transactions during the next twelve months which would result in the reclassification into earnings or losses associated with this swap currently reported in accumulated other comprehensive income (loss).
8. Goodwill and Other Intangible Assets, Net
     Changes in the Company’s goodwill balances for 2008 were as follows (in thousands):

	Balance as of	Goodwill Resulting	Foreign	Balance as of
	December 31,	from Business	Currency	December 28,
	2007	Combination	Translation	2008
U.S. corrections	$21,709	$(17)	$—	$21,692
International services	652	—	(142)	510

Total Segments	$22,361	$(17)	$(142)	$22,202

     Recruitment Solutions International (“RSI”). On December 22, 2008, the Company announced the closure of its U.K.-based transportation division, Recruitment Solutions International (“RSI”). The Company purchased RSI, which provided transportation services to The Home Office Nationality and Immigration Directorate, for approximately $2.0 million in 2006. As a result of the termination of the transportation business in the United Kingdom, the Company wrote off assets of $2.6 million including the carrying amount of goodwill of $2.3 million. The balance of goodwill is included in assets of discontinued operations as of the prior fiscal year ended December 30, 2007.
     International services goodwill decreased $0.1 million as a result of unfavorable fluctuations in foreign currency translation.
     Intangible assets consisted of the following (in thousands):

	Useful Life
	in Years	2008	2007
U.S. corrections — Facility Management Contracts	7-17	$14,450	$14,550
International services — Facility Management Contract	18	1,875	—
U.S. Corrections — Covenants not to compete	4	1,470	1,470

		$17,795	$16,020
Less Accumulated Amortization		(5,402)	(3,705)

Net book value of amortizable intangible assets		$12,393	$12,315

     During the fiscal year ended December 28, 2008, the Company purchased an additional ownership percentage in its consolidated joint venture and accounted for the excess of the purchase price over the value of the minority interest in accordance with FAS 141, Business Combinations (“FAS 141”). As a result of the share purchase, the Company recorded an amortizable intangible asset of $1.9 million which will be amortized using the straight-line method over the life of the contract.
     Amortization expense was $1.4 million, $1.8 million and $1.4 million for U.S. corrections facility management contracts for the fiscal years ended 2008, 2007 and 2006, respectively. Amortization expense was $0.4 million, $0.4 million, and $0.4 million for U.S. corrections covenants not to compete for the fiscal years ended 2008, 2007 and 2006, respectively. The Company’s weighted average useful life related to its intangible assets is 12.55 years. Amortization expense is recognized on a straight-line basis over the estimated useful life of the intangible assets.

     In April 2008, we terminated our contract with Tri-County Justice and Detention Center. This management contract had an associated intangible asset of $0.1 million which was written off in fiscal 2008. In July 2007, the Company cancelled the Operating and Management contract with Dickens County for the management of the 489-bed facility located in Spur, Texas. As a result, the Company wrote off its intangible asset related to the facility of $0.4 million (net of accumulated amortization of $0.1 million). These impairment charges are included in depreciation and amortization expense in the accompanying consolidated statements of income for the fiscal years ended December 28, 2008 and December 30, 2007, respectively.
     Estimated amortization expense for fiscal year 2009 through fiscal year 2013 and thereafter are as follows (in thousands):

		International
	U.S. Corrections -	Services -
	Expense	Expense	Total Expense
Fiscal Year	Amortization	Amortization	Amortization
2009	$1,641	$103	$1,744
2010	1,335	103	1,438
2011	1,335	103	1,438
2012	1,214	103	1,317
2013	606	103	709
Thereafter	4,403	1,344	5,747

	$10,534	$1,859	$12,393

9. Fair Value of Assets and Liabilities
     In February 2007, the Financial Accounting Standards Board (“FASB”) issued FAS No. 159, “Fair Value Option” which provides companies an irrevocable option to report selected financial assets and liabilities at fair value. This Statement was effective for entities as of the beginning of the first fiscal year beginning after November 15, 2007. The Company did not exercise the irrevocable option to change the reporting for any of its assets or liabilities not already accounted for using fair value. There was no impact on the Company’s financial condition, results of operations, cash flows or disclosures as a result of the adoption of this standard.
     In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements,” (“FAS 157”), which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. The Company adopted FAS 157 on December 31, 2007 with the exception of the application of the statement to non-recurring non-financial assets and non-financial liabilities (see discussion related to FSP 157-2). This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels which distinguish between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The level in the fair value hierarchy within which the respective fair value measurement falls is determined based on the lowest level input that is significant to the measurement in its entirety. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities, Level 2 inputs are other than quotable market prices included in Level 1 that are observable for the asset or liability either directly or indirectly through corroboration with observable market data. Level 3 inputs are unobservable inputs for the assets or liabilities that reflect management’s own assumptions about the assumptions market participants would use in pricing the asset or liability.
     Relative to FAS 157, in February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”) to provide a one-year deferral of the effective date of FAS 157 for non-financial assets and non-financial liabilities. This FSP defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. As a result of the issuance of FSP 157-2, the Company has elected to defer the adoption of this standard for non-financial assets and non-financial liabilities. The Company does not expect that the adoption of this standard for non-financial assets and liabilities will have a significant impact on its financial condition, results of operations or cash flows.
     The following table provides the Company’s significant assets carried at fair value measured on a recurring basis as of December 28, 2008 (in thousands):

		Fair Value Measurements at December 28, 2008
	Total Carrying	Quoted Prices in	Significant Other	Significant
	Value at December 28,	Active Markets	Observable Inputs	Unobservable
	2008	(Level 1)	(Level 2)	Inputs (Level 3)
Interest Rate Swap Derivative assets	$2,213	$—	$2,213	$—
Investments other than derivatives	15,827	14,495	1,332	—

	$18,040	$14,495	$3,545	$—

Valuation technique
     The Company’s assets carried at fair value on a recurring basis consist of interest rate swap derivative assets, U.S. dollar denominated money market accounts and long-term investments. Where applicable, the Company uses quoted prices in active markets for identical assets to determine fair value. This pricing methodology applies to the Company’s Level 1 U.S. dollar denominated money market accounts. If quoted prices in active markets for identical assets are not available to determine fair value, then the Company uses quoted prices for similar assets or inputs other than the quoted prices that are observable either directly or indirectly. These investments are included in Level 2 and consist of interest rate swap derivative assets and a long-term investments. The changes in value of the money market accounts, long term investment and the fair value interest rate swaps are recorded in interest income or expense. Changes in the value of the Company’s cash flow hedge are recorded in other comprehensive income. The net unrealized gain (loss) in the cash flow hedges for the years ended December 28, 2008, December 30, 2007 and December 31, 2006 were ($3.5) million, $1.3 million and $2.6 million respectively. The Company does not have any Level 3 assets or liabilities upon which the value is based on unobservable inputs reflecting the Company’s assumptions.
     The Company does not have any assets and liabilities it measures at fair value on a non-recurring basis other than those assets that are assessed for impairment under the provisions of FAS No. 144. There are no assets or liabilities that the Company recognizes or discloses at fair value for which the entity has not applied the provisions of FAS No. 157. The Company did not record any significant impairment charges to long-lived assets during the fiscal years 2008, 2007 and 2006. See Notes 3 and 8.
10. Accrued Expenses
     Accrued expenses consisted of the following (dollars in thousands):

	2008	2007
Accrued interest	$8,539	$8,586
Accrued bonus	7,838	8,687
Accrued insurance	30,261	29,099
Accrued taxes	8,783	8,368
Construction retainage	7,866	11,897
Other	19,155	18,861

Total	$82,442	$85,498

11. Debt
     Debt consisted of the following (dollars in thousands):

	2008	2007
Capital Lease Obligations	$15,800	$16,621
Senior Credit Facility:
Term loan	158,613	162,263
Revolver	74,000	—

Total Senior Credit Facility	$232,613	$162,263
Senior 8 1/4% Notes:
Notes Due in 2013	150,000	150,000
Discount on Notes	(2,553)	(2,984)
Swap on Notes	2,010	(6)

Total Senior 8 1/4% Notes	$149,457	$147,010
Non Recourse Debt :
Non recourse debt	$116,505	$140,926
Discount on bonds	(2,298)	(2,973)

Total non recourse debt	114,207	137,953
Other debt	56	83

Total debt	$512,133	$463,930

Current portion of capital lease obligations, long-term debt and non-recourse debt	(17,925)	(17,477)
Capital lease obligations, long term portion	(15,126)	(15,800)
Non recourse debt	(100,634)	(124,975)

Long term debt	$378,448	$305,678

     The Senior Credit Facility
     On October 29, 2008 and again on November 20, 2008, the Company exercised the accordion feature of its Senior Secured Credit Facility, which was amended on August 26, 2008 (see discussion below), to add $85.0 million and an additional $5.0 million, respectively, for a total of $90.0 million in additional borrowing capacity under the revolving portion of the Senior Credit Facility. As of December 28, 2008, the Senior Credit Facility consisted of a $365.0 million, seven-year term loan (“Term Loan B”), and a $240.0 million five-year revolver which expires September 14, 2010 (the “Revolver”). The interest rate for the Term Loan B is LIBOR plus 1.5% (the weighted average rate on outstanding borrowings under the Term Loan portion of the facility as of December 28, 2008 was 3.16%). The Revolver currently bears interest at LIBOR plus 2.0% or at the base rate (prime rate) plus 1.0%. The weighted average interest rate on outstanding borrowings under the Senior Credit Facility was 3.24% as of December 28, 2008.
     As of December 28, 2008, the Company had $158.6 million outstanding under the Term Loan B, and the Company’s $240.0 million Revolver had $74.0 million outstanding in loans, $44.7 million outstanding in letters of credit and $121.3 million available for borrowings. The Company intends to use future borrowings from the Revolver for the purposes permitted under the Senior Credit Facility, including for general corporate purposes.
     Indebtedness under the Revolver bears interest in each of the instances below at the stated rate:

Interest Rate under the Revolver
LIBOR borrowings	LIBOR plus 1.50% to 2.50%
Base rate borrowings	Prime rate plus 0.50% to 1.50%
Letters of credit	1.50% to 2.50%
Available borrowings	0.38% to 0.50%
     On August 26, 2008, the Company completed a fourth amendment to its senior secured credit facility through the execution of Amendment No. 4 to the Amended and Restated Credit Agreement (“Amendment No. 4”) between the Company, as Borrower, certain of the Company’s subsidiaries, as Grantors, and BNP Paribas, as Lender and as Administrative Agent (collectively, the “Senior Credit Facility” or the “Credit Agreement”). As further described below, Amendment No. 4 revises certain leverage ratios, eliminates the fixed charge ratio, adds a new interest coverage ratio and sets forth new capital expenditure limits under the Credit Agreement. Additionally, Amendment No. 4 permits the Company to add incremental borrowings under the accordion feature of the Senior Credit Facility of up to $150.0 million on or prior to December 31, 2008 and up to an additional $150.0 million after December 31, 2008. Amendment No. 4 does not require any lenders to make any new borrowings under the accordion feature but simply provides a mechanism under the Senior Credit Facility after December 31, 2008 for the Company to incur such borrowings without requiring further lender consent. Any additional borrowings by the Company under the accordion feature of the Senior Credit Facility, whether as revolving borrowings or incremental term loans as permitted in the Amendment No. 4, would be subject to lender demand and market conditions and may not be available to the Company on satisfactory terms, or at all. The Company believes that this amendment may provide additional flexibility if and when it should decide to activate the accordion feature of the Senior Credit Facility beginning on January 1, 2009.
     In 2008, the Company paid $1.0 million and $2.6 million of debt issuance costs related to the Amendment No. 4 and to the exercise of the accordion feature, respectively, which will be amortized over the remaining term of the Revolver portion of the Senior Credit Facility.
     Amendment No. 4 to the Credit Agreement requires the Company to maintain the following Total Leverage Ratios, as computed at the end of each fiscal quarter for the immediately preceding four quarter-period:

Period	Total Leverage Ratio
Through the penultimate day of fiscal year 2009	≤4.50 to 1.00
From the last day of the fiscal year 2009 through the penultimate day of fiscal year 2010	≤4.25 to 1.00
From the last day of the fiscal year 2010 through the penultimate day of fiscal year 2011	≤3.25 to 1.00
Thereafter	≤3.00 to 1.00

     Amendment No. 4 to the Credit Agreement also requires the Company to maintain the following Senior Secured Leverage Ratios, as computed at the end of each fiscal quarter for the immediately preceding four quarter-period:

Period	Senior Secured Leverage Ratio
Through the penultimate day of fiscal year 2010.	≤3.25 to 1.00
From the last day of the fiscal year 2010 through the penultimate day of fiscal year 2011	≤2.25 to 1.00
Thereafter	≤2.00 to 1.00
     In addition, Amendment No. 4 to the Credit Agreement adds a new interest coverage ratio which requires the Company to maintain a ratio of EBITDA (as such term is defined in the Credit Agreement) to Interest Expense (as such term is defined in the Credit Agreement) payable in cash of no less than 3.00 to 1.00, as computed at the end of each fiscal quarter for the immediately preceding four quarter-period. The foregoing covenants replace the corresponding covenants previously included in the Credit Agreement, and eliminate the fixed charge coverage ratio formerly incorporated in the Credit Agreement.
     Amendment No. 4 also amends the capital expenditure limits applicable to the Company under the Credit Agreement as follows:

Period	Capital Expenditure Limit
Fiscal year 2008	$200.0 million
Fiscal year 2009	$275.0 million
Each fiscal year thereafter	$50.0 million
     The foregoing limits are subject to the provision that to the extent that the Company’s capital expenditures during any fiscal year are less than the limit permitted for such fiscal year, the following maximum amounts will be added to the maximum capital expenditures that the Company can make in the following fiscal year: (i) up to $30.0 million may be added to the fiscal year 2009 limit from unused amounts in fiscal year 2008; (ii) up to $50.0 million may be added to the fiscal year 2010 limit from unused amounts in fiscal year 2009; or (iii) up to $20.0 million may be added to the fiscal year 2011 limit, and to fiscal years thereafter, from unused amounts in the immediately prior fiscal years.
     All of the obligations under the Senior Credit Facility are unconditionally guaranteed by each of the Company’s existing material domestic subsidiaries. The Senior Credit Facility and the related guarantees are secured by substantially all of the Company’s present and future tangible and intangible assets and all present and future tangible and intangible assets of each guarantor, as specified in the Credit Agreement. In addition, the Senior Credit Facility contains certain customary representations and warranties, and certain customary covenants that restrict the Company’s ability to be party to certain transactions, as further specified in the Credit Agreement. Events of default under the Senior Credit Facility include, but are not limited to, (i) the Company’s failure to pay principal or interest when due, (ii) the Company’s material breach of any representation or warranty, (iii) covenant defaults, (iv) bankruptcy, (v) cross default to certain other indebtedness, (vi) unsatisfied final judgments over a specified threshold, (vii) material environmental state of claims which are asserted against it, and (viii) a change of control. The Company believes it was in compliance with all of the covenants in the Senior Credit Facility as of December 28, 2008.
Senior 8 1/4% Notes
     In July 2003, to facilitate the completion of the purchase of 12.0 million shares from Group 4 Falck, the Company’s former majority shareholder, we issued $150.0 million in aggregate principal amount, ten-year, 8 1/4% senior unsecured notes (the “Notes”). The Notes are general, unsecured, senior obligations. Interest is payable semi-annually on January 15 and July 15 at 8 1/4%. The Notes are governed by the terms of an Indenture, dated July 9, 2003, between the Company and the Bank of New York, as trustee, referred to as the Indenture. Additionally, after July 15, 2008, the Company may redeem all or a portion of the Notes plus accrued and unpaid interest at various redemption prices ranging from 100.000% to 104.125% of the principal amount to be redeemed, depending on when the redemption occurs. The Indenture contains covenants that, among other things, limit the Company’s ability to incur additional indebtedness, pay dividends or distributions on its common stock, repurchase its common stock, and prepay subordinated indebtedness. The Indenture also limits the Company’s ability to issue preferred stock, make certain types of investments, merge or consolidate with another company, guarantee other indebtedness, create liens and transfer and sell assets. The Company believes it was in compliance with all of the covenants of the Indenture governing the Notes as of December 28, 2008.
     The Notes are reflected net of the original issue discount of $2.6 million as of December 28, 2008 which is being amortized over the ten-year term of the Notes using the effective interest method.

Non-Recourse Debt
South Texas Detention Complex:
     The Company has a debt service requirement related to the development of the South Texas Detention Complex, a 1,904-bed detention complex in Frio County, Texas acquired in November 2005 from Correctional Services Corporation (“CSC”). CSC was awarded the contract in February 2004 by the Department of Homeland Security, U.S. Immigration and Customs Enforcement (“ICE”) for development and operation of the detention center. In order to finance its construction, South Texas Local Development Corporation (“STLDC”) was created and issued $49.5 million in taxable revenue bonds. These bonds mature in February 2016 and have fixed coupon rates between 3.84% and 5.07%. Additionally, the Company is owed $5.0 million of subordinated notes by STLDC which represents the principal amount of financing provided to STLDC by CSC for initial development.
     The Company has an operating agreement with STLDC, the owner of the complex, which provides it with the sole and exclusive right to operate and manage the detention center. The operating agreement and bond indenture require the revenue from the contract with ICE be used to fund the periodic debt service requirements as they become due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums are distributed to the Company to cover operating expenses and management fees. The Company is responsible for the entire operations of the facility including all operating expenses and is required to pay all operating expenses whether or not there are sufficient revenues. STLDC has no liabilities resulting from its ownership. The bonds have a ten-year term and are non-recourse to the Company and STLDC. The bonds are fully insured and the sole source of payment for the bonds is the operating revenues of the center. At the end of the ten-year term of the bonds, title and ownership of the facility transfers from STLDC to the Company. The Company has determined that it is the primary beneficiary of STLDC and consolidates the entity as a result. The carrying value of the facility as of December 28, 2008 and December 30, 2007 was $27.9 million and $28.7 million, respectively and is included in property and equipment in the accompanying balance sheets.
     On February 1, 2008, STLDC made a payment from its restricted cash account of $4.3 million for the current portion of its periodic debt service requirement in relation to the STLDC operating agreement and bond indenture. As of December 28, 2008, the remaining balance of the debt service requirement under the STDLC financing agreement is $41.1 million, of which $4.4 million is due within the next twelve months. Also, as of December 28, 2008, included in current restricted cash and non-current restricted cash is $6.2 million and $10.9 million, respectively, of funds held in trust with respect to the STLDC for debt service and other reserves.
Northwest Detention Center
     On June 30, 2003, CSC arranged financing for the construction of the Northwest Detention Center in Tacoma, Washington, referred to as the Northwest Detention Center, which was completed and opened for operation in April 2004. The Company began to operate this facility following its acquisition in November 2005. In connection with the original financing, CSC of Tacoma LLC, a wholly owned subsidiary of CSC, issued a $57.0 million note payable to the Washington Economic Development Finance Authority, referred to as WEDFA, an instrumentality of the State of Washington, which issued revenue bonds and subsequently loaned the proceeds of the bond issuance back to CSC for the purposes of constructing the Northwest Detention Center. The bonds are non-recourse to the Company and the loan from WEDFA to CSC is non-recourse to the Company. These bonds mature in February 2014 and have fixed coupon rates between 3.20% and 4.10%.
     The proceeds of the loan were disbursed into escrow accounts held in trust to be used to pay the issuance costs for the revenue bonds, to construct the Northwest Detention Center and to establish debt service and other reserves. On October 1, 2008, CSC of Tacoma LLC made a payment from its restricted cash account of $5.4 million for the current portion of its periodic debt service requirement in relation to the WEDFA bid indenture. As of December 28, 2008, the remaining balance of the debt service requirement is $37.3 million, of which $5.7 million is classified as current in the accompanying balance sheet.
     As of December 28, 2008, included in current restricted cash and non-current restricted cash is $7.1 million and $5.1 million, respectively, of funds held in trust with respect to the Northwest Detention Center for debt service and other reserves.

Australia
     The Company’s wholly-owned Australian subsidiary financed the development of a facility and subsequent expansion in 2003 with long-term debt obligations. These obligations are non-recourse to the Company and total $38.1 million and $52.9 million at December 28, 2008 and December 30, 2007, respectively. The term of the non-recourse debt is through 2017 and it bears interest at a variable rate quoted by certain Australian banks plus 140 basis points. Any obligations or liabilities of the subsidiary are matched by a similar or corresponding commitment from the government of the State of Victoria. As a condition of the loan, the Company is required to maintain a restricted cash balance of AUD 5.0 million, which, at December 28, 2008, was approximately $3.4 million. This amount is included in restricted cash and the annual maturities of the future debt obligation is included in non-recourse debt.
     Debt repayment schedules under capital lease obligations, long-term debt and non-recourse debt are as follows:

	Capital	Long Term	Non		Term	Total Annual
Fiscal Year	Leases	Debt	Recourse	Revolver	Loan	Repayment
	(In thousands)
2009	1,957	28	13,573	—	3,650	19,208
2010	1,932	28	14,101	74,000	3,650	93,711
2011	1,933	—	14,754	—	3,650	20,337
2012	1,933	—	15,427	—	3,650	21,010
2013	1,933	150,000	16,211	—	144,013	312,157
Thereafter	16,707	—	42,439	—	—	59,146

	$26,395	$150,056	$116,505	$74,000	$158,613	$525,569

Original issuer’s discount	—	(2,553)	(2,298)	—	—	(4,851)
Current portion	(674)	(28)	(13,573)	—	(3,650)	(17,925)
Interest imputed on Capital Leases	(10,595)	—	—	—	—	(10,595)
Interest rate swap	—	2,010	—	—	—	2,010

Non-current portion	$15,126	$149,485	$100,634	$74,000	$154,963	$494,208

Guarantees
     In connection with the creation of South African Custodial Services Ltd., referred to as SACS, the Company entered into certain guarantees related to the financing, construction and operation of the prison. The Company guaranteed certain obligations of SACS under its debt agreements up to a maximum amount of 60.0 million South African Rand, or approximately $6.2 million, to SACS’ senior lenders through the issuance of letters of credit. Additionally, SACS is required to fund a restricted account for the payment of certain costs in the event of contract termination. The Company has guaranteed the payment of 50% of amounts which may be payable by SACS into the restricted account and provided a standby letter of credit of 8.4 million South African Rand, or $0.9 million, as security for its guarantee. The Company’s obligations under this guarantee expire upon SACS’ release from its obligations in respect of the restricted account under its debt agreements. No amounts have been drawn against these letters of credit, which are included in the Company’s outstanding letters of credit under its Revolving Credit Facility.
     The Company has agreed to provide a loan, of up to 20.0 million South African Rand, or approximately $2.1 million, referred to as the Standby Facility, to SACS for the purpose of financing SACS’ obligations under its contract with the South African government. No amounts have been funded under the Standby Facility, and the Company does not currently anticipate that such funding will be required by SACS in the future. The Company’s obligations under the Standby Facility expire upon the earlier of full funding or SACS’s release from its obligations under its debt agreements. The lenders’ ability to draw on the Standby Facility is limited to certain circumstances, including termination of the contract.
     The Company has also guaranteed certain obligations of SACS to the security trustee for SACS’ lenders. The Company secured its guarantee to the security trustee by ceding its rights to claims against SACS in respect of any loans or other finance agreements, and by pledging the Company’s shares in SACS. The Company’s liability under the guarantee is limited to the cession and pledge of shares. The guarantee expires upon expiration of the cession and pledge agreements.
     In connection with a design, build, finance and maintenance contract for a facility in Canada, the Company guaranteed certain potential tax obligations of a not-for-profit entity. The potential estimated exposure of these obligations is Canadian Dollar (“CAD”) 2.5 million, or approximately $2.0 million, commencing in 2017. The Company has a liability of $1.3 million and $1.5 million related to this exposure as of December 28, 2008 and December 30, 2007, respectively. To secure this guarantee, the Company has purchased Canadian dollar denominated securities with maturities matched to the estimated tax obligations in 2017 to 2021. The Company has recorded an asset and a liability equal to the current fair market value of those securities on its consolidated balance sheet. The Company does not currently operate or manage this facility.
     At December 28, 2008, the Company also had seven letters of guarantee outstanding under separate international facilities relating to performance guarantees of its Australian subsidiary totaling approximately $5.3 million. The Company does not have any off balance sheet arrangements other than those previously disclosed.

12. Commitments and Contingencies
Operating Leases
     The Company leases correctional facilities, office space, computers and transportation equipment under non-cancelable operating leases expiring between 2009 and 2028. The future minimum commitments under these leases are as follows:

Fiscal Year	Annual Rental
(In thousands)
2009	$16,510
2010	16,306
2011	13,205
2012	10,699
2013	10,078
Thereafter	49,406

$116,204

     The Company’s corporate offices are located in Boca Raton, Florida, under a 10 1/2 -year lease which was renewed in October 2007. The current lease has two 5-year renewal options and expires in March 2018. In addition, The Company leases office space for its regional offices in Charlotte, North Carolina; New Braunfels, Texas; and Carlsbad, California. The Company also leases office space in Sydney, Australia, Sandton, South Africa, and Berkshire, England through its overseas affiliates to support its Australian, South African, and UK operations, respectively. These rental commitments are included in the table above. Certain of these leases contain escalation clauses and as such, the Company has recognized the rental expense on a straight-line basis related to those leases.
     Rent expense was $27.7 million, $22.5 million and $25.7 million for fiscal years 2008, 2007 and 2006, respectively. On January 24, 2007, the Company completed its acquisition of CPT. As a result of the acquisition of CPT and the related facilities, the Company has no on going rent commitment for these facilities. Prior to the acquisition, the Company recorded net rental expense related to the CPT leases of $23.0 million in 2006.
     Litigation, Claims and Assessments
     On September 15, 2006, a jury in an inmate wrongful death lawsuit in a Texas state court awarded a $47.5 million verdict against the Company. In October 2006, the verdict was entered as a judgment against the Company in the amount of $51.7 million. The lawsuit is being administered under the insurance program established by The Wackenhut Corporation, the Company’s former parent company, in which the Company participated until October 2002. Policies secured by the Company under that program provide $55.0 million in aggregate annual coverage. As a result, the Company believes it is fully insured for all damages, costs and expenses associated with the lawsuit and as such has not recorded any reserves in connection with the matter. The lawsuit stems from an inmate death which occurred at the Company’s former Willacy County State Jail in Raymondville, Texas, in April 2001, when two inmates at the facility attacked another inmate. Separate investigations conducted internally by the Company, The Texas Rangers and the Texas Office of the Inspector General exonerated the Company and its employees of any culpability with respect to the incident. The Company believes that the verdict is contrary to law and unsubstantiated by the evidence. The Company’s insurance carrier has posted a supersedeas bond in the amount of approximately $60.0 million to cover the judgment. On December 9, 2006, the trial court denied the Company’s post trial motions and the Company filed a notice of appeal on December 18, 2006. The appeal is proceeding. On March 26, 2008, oral arguments were made before the Thirteenth Court of Appeals, Corpus Christi, Texas (No. 13-06-00692-CV) which took the matter under advisement pending the issuance of its ruling. Currently, the appeal is still under review by the Thirteenth Court of Appeals and no ruling has been made.
     In June 2004, the Company received notice of a third-party claim for property damage incurred during 2001 and 2002 at several detention facilities that its Australian subsidiary formerly operated. The claim relates to property damage caused by detainees at the detention facilities. The notice was given by the Australian government’s insurance provider and did not specify the amount of damages being sought. In August 2007, legal proceedings in this matter were formally commenced when the Company was served with notice of a complaint filed against it by the Commonwealth of Australia seeking damages of up to approximately AUD 18.0 million or $12.3 million, plus interest. The Company believes that it has several defenses to the allegations underlying the litigation and the amounts sought and intends to vigorously defend its rights with respect to this matter. Although the outcome of this matter cannot be predicted with certainty, based on information known to date and the Company’s preliminary review of the claim, the Company believes that, if settled unfavorably, this matter could have a material adverse effect on its financial condition, results of operations and cash flows. The Company is uninsured for any damages or costs that it may incur as a result of this claim, including the expenses of defending the claim. The Company has established a reserve based on its estimate of the most probable loss based on the facts and circumstances known to date and the advice of legal counsel in connection with this matter.

     On January 30, 2008, a lawsuit seeking class action certification was filed against the Company by an inmate at one of its facilities. The case is now entitled Allison and Hocevar v. The GEO Group, Inc. (Civil Action No. 08-467) and is pending in the U.S. District Court for the Eastern District of Pennsylvania. The lawsuit alleges that the Company has a companywide blanket policy at its immigration/detention facilities and jails that requires all new inmates and detainees to undergo a strip search upon intake into each facility. The plaintiff alleges that this practice, to the extent implemented, violates the civil rights of the affected inmates and detainees. The lawsuit seeks monetary damages for all purported class members, a declaratory judgment and an injunction barring the alleged policy from being implemented in the future. The Company believes it has several defenses to the allegations underlying this litigation, and the Company intends to vigorously defend its rights in this matter. In September 2008, the Company filed a motion for judgment on pleadings which may be dispositive of this matter as a result of a recent but significant development in the law regarding similar strip search practices. The District Court has, in the interim, stayed further discovery. Nevertheless, the Company believes that, if resolved unfavorably, this matter may have a material adverse effect on its financial condition and results of operations. Discovery has recently commenced in connection with this matter.
     On October 23, 2008, a wage and hour claim seeking potential class action certification was served against the Company. The case is styled Mayes v. The GEO Group Inc. (Civil Action No. 08-0248) and it is pending in the U.S. District Court for the Northern District of Florida, Panama City Division. The plaintiffs in this case have alleged that the Company violated the Fair Labor Standards Act by failing to pay certain employees for work performed before and after their scheduled shifts. The Company is in the preliminary stages of evaluating this claim but has preliminarily denied the plaintiffs’ assertions. Nevertheless, the Company cannot assure that, if resolved unfavorably, this matter would not have a material adverse effect on its financial condition, results of operations and cash flows.
     The nature of the Company’s business exposes it to various types of claims or litigation against the Company, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, indemnification claims by its customers and other third parties, contractual claims and claims for personal injury or other damages resulting from contact with the Company’s facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. Except as otherwise disclosed above, the Company does not expect the outcome of any pending claims or legal proceedings to have a material adverse effect on its financial condition, results of operations or cash flows.
Collective Bargaining Agreements
     The Company had approximately 16% of its workforce covered by collective bargaining agreements at December 28, 2008. Collective bargaining agreements with four percent of employees are set to expire in less than one year.
Contract Terminations
     On December 22, 2008, the Company announced the closure of its U.K.-based transportation division, Recruitment Solutions International (“RSI”), which will have no material impact on the Company’s future financial performance. The Company purchased RSI, which provided transportation services to The Home Office Nationality and Immigration Directorate, for approximately $2.0 million in 2006. The Company recorded a goodwill write-off of $2.3 million associated with this closure.
     On November 7, 2008, the Company announced that it received a notice of discontinuation of its contract with the State of Idaho, Department of Correction (“Idaho DOC”) for the housing of approximately 305 out-of-state inmates at the managed-only Bill Clayton Detention Center effective January 5, 2009. The State of Idaho intends to consolidate its entire out-of-state inmate population into one large-scale private correctional facility. The Company does not expect the discontinuation of this contract to have a material adverse impact on its financial condition, results of operations or cash flows.

     On October 1, 2008, the Company announced that its management contract for the continued management and operation of the 1,040-bed Sanders Estes Unit in Venus, Texas, was awarded to a competitor. The Sanders Estes Unit generated approximately $11.0 million in annual operating revenues under a managed-only contract with TDJC. This contract will terminate effective as of the beginning of First Quarter 2009.
     On August 29, 2008, the Company announced the discontinuation of its contract with Delaware County, Pennsylvania for the management of the county-owned 1,883-bed George W. Hill Correctional Facility effective December 31, 2008. This facility is the only local county jail managed by the Company and is generating approximately $38.0 million in annualized operating revenues. The Company does not expect the discontinuation of the Delaware County, Pennsylvania contract to have a material adverse impact on its financial condition, results of operations or cash flows.
     On June 16, 2008, the Company announced the discontinuation by mutual agreement of its contract with the State of New Mexico Department of Health for the management of the Fort Bayard Medical Center effective June 30, 2008. The Company does not expect that the termination of this contract will have a material adverse impact on its financial condition, results of operations or cash flows.
     As we previously disclosed on May 1, 2008, GEO Care Inc., activated the new 238-bed South Florida Evaluation and Treatment Center (“SFETC”) in Florida City, Florida which replaced the old SFETC center located in downtown Miami, Florida. Following the opening of the new SFETC center, the State of Florida approved budget language providing for the closure of the 100-bed South Florida Evaluation and Treatment Center Annex, referred to as the Annex, effective July 31, 2008. The Annex generated approximately $7.5 million in revenues for GEO Care in 2008. Simultaneously, the Florida legislature also approved budget language providing for an increase in the capacity of two GEO Care facilities, the new SFETC center in Florida City, Florida, and the Treasure Coast Forensic Treatment Center located in Indiantown, Florida, for a total of 73 beds. The increased capacity at these two facilities resulted in an increase of approximately $2.5 million in revenues for GEO Care in 2008, largely offsetting the closure of the Annex. The closure of the Annex did not have a material adverse impact on the Company’s financial condition, results of operations or cash flows.
     On April 30 2008, the Company exercised its contractual right to terminate the contract for the operation and management of the Tri-County Justice and Detention Center located in Ullin, Illinois. The Company managed the facility through August 28, 2008. The termination of this contract did not have a material adverse impact on the Company’s financial condition, results of operations or cash flows.
Insurance claims
     The Company maintains general liability insurance for property damages incurred, property operating costs during downtimes, business interruption and incremental costs incurred during inmate disturbances. In April 2007, the Company incurred significant damages at one of its managed-only facilities in New Castle, Indiana. The total amount of impairments, insurance losses recognized and expenses to repair damages incurred has been recorded in the accompanying consolidated statements of income as operating expenses and is offset by $2.1 million of insurance proceeds the Company received from insurance carriers in First Quarter 2008.
Commitments
     The Company is currently self-financing the simultaneous construction or expansion of several correctional and detention facilities in multiple jurisdictions. As of December 28, 2008, the Company was in the process of constructing or expanding seven facilities representing 4,266 total beds. The Company is providing the financing for five of the seven facilities, representing 3,162 beds. Total capital expenditures related to these projects and to other miscellaneous approved projects is expected to be $202.0 million, of which $36.8 million was spent through the Fourth Quarter 2008. The Company expects to incur the remaining $165.2 million by fiscal First Quarter 2010. Additionally, financing for the remaining two facilities representing 1,104 beds is being provided for by third party sources for state or county ownership. The Company is managing the construction of these projects with total costs of $85.1 million, of which $76.8 million has been completed through Fourth Quarter 2008 and $8.3 million remains to be completed through fiscal year 2009. The Company capitalized interest related to ongoing construction and expansion projects of $4.3 million and $2.9 million for the fiscal years ended December 28, 2008 and December 30, 2007, respectively.

13. Shareholders’ Equity
     Earnings Per Share
     The table below shows the amounts used in computing earnings per share (“EPS”) in accordance with FAS No. 128 and the effects on income and the weighted average number of shares of potential dilutive common stock.

Fiscal Year	2008	2007	2006
	(In thousands, except per share data)
Income from continuing operations	$61,453	$38,089	$28,000
Basic earnings per share:
Weighted average shares outstanding	50,539	47,727	34,442

Per share amount	$1.22	$0.80	$0.81

Diluted earnings per share:
Weighted average shares outstanding	50,539	47,727	34,442
Effect of dilutive securities:
Employee and director stock options and restricted stock	1,291	1,465	1,302

Weighted average shares assuming dilution	51,830	49,192	35,744

Per share amount	$1.19	$0.77	$0.78

     For fiscal year 2008, 372,725 weighted average shares of stock underlying options and 8,986 weighted average shares of restricted stock were excluded from the computation of diluted EPS because the effect would be anti-dilutive.
     For fiscal year 2007, no shares of stock underlying options or shares of restricted stock were excluded from the computation of diluted EPS because their effect would have been anti-dilutive.
     For fiscal year 2006, 1,269 weighted average shares of stock underlying options and no shares of restricted stock were excluded in the computation of diluted EPS because their effect would be anti-dilutive.
Preferred Stock
     In April 1994, the Company’s Board of Directors authorized 30 million shares of “blank check” preferred stock. The Board of Directors is authorized to determine the rights and privileges of any future issuance of preferred stock such as voting and dividend rights, liquidation privileges, redemption rights and conversion privileges.
Rights Agreement
     On October 9, 2003, the Company entered into a rights agreement with EquiServe Trust Company, N.A., as rights agent. Under the terms of the rights agreement, each share of the Company’s common stock carries with it one preferred share purchase right. If the rights become exercisable pursuant to the rights agreement, each right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at a fixed price, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right. The rights trade automatically with shares of our common stock, and may only be exercised in connection with certain attempts to acquire the Company. The rights are designed to protect the interests of the Company and its shareholders against coercive acquisition tactics and encourage potential acquirers to negotiate with our Board of Directors before attempting an acquisition. The rights may, but are not intended to, deter acquisition proposals that may be in the interests of the Company’s shareholders.
14. Retirement and Deferred Compensation Plans
     The Company has two noncontributory defined benefit pension plans covering certain of the Company’s executives. Retirement benefits are based on years of service, employees’ average compensation for the last five years prior to retirement and social security benefits. Currently, the plans are not funded. The Company purchased and is the beneficiary of life insurance policies for certain participants enrolled in the plans.
     In 2001, the Company established non-qualified deferred compensation agreements with three key executives. These agreements were modified in 2002, and again in 2003. The current agreements provide for a lump sum payment when the executives retire, no sooner than age 55. All three executives have reached age 55 and are eligible to receive the payments upon retirement.

     The Company adopted FAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), at December 30, 2006, FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability on its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. FAS 158 requires an employer to measure the funded status of a plan as of its year-end date . Upon adoption of this standard the Company recorded a charge of $1.9 million, net of tax, to accumulated other comprehensive income and a $3.3 million credit to non-current liabilities. The unamortized portion of these costs as of December 28, 2008 included in accumulated other comprehensive income is $1.6 million, net of tax.
     FAS 158 also requires an entity to measure a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur. Since the Company currently has a measurement date of December 31 for all plans, this provision did not have a material impact in the year of adoption.
     The following table summarizes key information related to these pension plans and retirement agreements which includes information as required by FAS 158. The table illustrates the reconciliation of the beginning and ending balances of the benefit obligation showing the effects during the period attributable to each of the following: service cost, interest cost, plan amendments, termination benefits, actuarial gains and losses. The assumptions used in the Company’s calculation of accrued pension costs are based on market information and the Company’s historical rates for employment compensation and discount rates, respectively.
     In accordance with FAS 158, the Company has also disclosed contributions and payment of benefits related to the plans. There were no assets in the plan at December 28, 2008 or December 30, 2007. All changes as a result of the adjustments to the accumulated benefit obligation are included below and shown net of tax in the consolidated statements of shareholders’ equity and comprehensive income. There were no significant transactions between the employer or related parties and the plan during the period.

	2008	2007
Change in Projected Benefit Obligation
Projected Benefit Obligation, Beginning of Year	$17,938	$17,098
Service Cost	530	551
Interest Cost	654	619
Plan Amendments	—	—
Actuarial (Gain) Loss	246	(287)
Benefits Paid	(48)	(43)

Projected Benefit Obligation, End of Year	$19,320	$17,938

Change in Plan Assets
Plan Assets at Fair Value, Beginning of Year	$—	$—
Company Contributions	48	43
Benefits Paid	(48)	(43)

Plan Assets at Fair Value, End of Year	$—	$—

Unfunded Status of the Plan	$(19,320)	$(17,938)

Amounts Recognized in Accumulated Other Comprehensive Income
Prior Service Cost	82	123
Net Loss	2,551	2,554

Total Pension Cost	$2,633	$2,677

	Fiscal 2008	Fiscal 2007
Components of Net Periodic Benefit Cost
Service Cost	$530	$551
Interest Cost	654	619
Amortization of:
Prior Service Cost	41	41
Net Loss	249	302

Net Periodic Pension Cost	$1,474	$1,513

Weighted Average Assumptions for Expense
Discount Rate	5.75%	5.75%
Expected Return on Plan Assets	N/A	N/A
Rate of Compensation Increase	5.50%	5.50%

     On February 12, 2009, the Company announced that its Chief Financial Officer will retire effective August 2, 2009. As a result of his retirement, the Company has a current obligation of $3.2 million which represents a one-time lump sum payment under the defined benefit pension plan. This amount is recorded in accrued expenses in the accompanying balance sheet as of December 28, 2008. The projected benefit liability for the three plans at December 28, 2008 are as follows, $5.5 million for the executive retirement plan, $1.3 million for the officer retirement plan and $12.5 million for the two key executives’ plans. Although these individuals have reached the eligible age for retirement, the liabilities for the plans at December 28, 2008 and December 30, 2007 are included in other non-current liabilities based on actuarial assumption and expected retirement payments.
     The amount included in other accumulated comprehensive income as of December 28, 2008 that is expected to be recognized as a component of net periodic benefit cost in fiscal year 2009 is $0.3 million.
     The Company also has a non-qualified deferred compensation plan for employees who are ineligible to participate in its qualified 401(k) plan. Eligible employees may defer a fixed percentage of their salary, which earns interest at a rate equal to the prime rate less 0.75%. The Company matches employee contributions up to $400 each year based on the employee’s years of service. Payments will be made at retirement age of 65 or at termination of employment. The Company recognized expense of $0.1 million, $0.3 million and $0.2 million in fiscal years 2008, 2007 and 2006, respectively. The liability for this plan at December 28, 2008 and December 30, 2007 was $4.0 million and $3.2 million, respectively, and is included in “Other non-current liabilities” in the accompanying consolidated balance sheets.
     The Company expects to make the following benefit payments based on eligible retirement dates:

Pension
Fiscal Year	Benefits
(In thousands)
2009	12,953
2010	168
2011	165
2012	199
2013	227
Thereafter	5,608

$19,320

15. Business Segment and Geographic Information
Operating and Reporting Segments
     The Company conducts its business through four reportable business segments: U.S. corrections segment; International services segment; GEO Care segment; and Facility construction and design segment. The Company has identified these four reportable segments to reflect the current view that the Company operates four distinct business lines, each of which constitutes a material part of its overall business. The U.S. corrections segment primarily encompasses U.S.-based privatized corrections and detention business. The International services segment primarily consists of privatized corrections and detention operations in South Africa, Australia and the United Kingdom. GEO Care segment, which is operated by the Company’s wholly-owned subsidiary GEO Care, Inc., comprises privatized mental health and residential treatment services business, all of which is currently conducted in the U.S. The Facility construction and design segment consists of contracts with various state, local and federal agencies for the design and construction of facilities for which the Company has management contracts.

     The segment information presented in the prior periods has been reclassified to conform to the current presentation:

Fiscal Year	2008	2007	2006
	(In thousands)
Revenues:
U.S. corrections	$711,038	$629,339	$574,126
International services	128,672	127,991	103,139
GEO Care	117,399	110,165	67,034
Facility construction and design	85,897	108,804	74,140

Total revenues	$1,043,006	$976,299	$818,439

Depreciation and amortization:
U.S. corrections	$34,010	$30,401	$20,298
International services	1,556	1,351	803
GEO Care	1,840	1,466	581
Facility construction and design	—	—	—

Total depreciation and amortization	$37,406	$33,218	$21,682

Operating Income (loss):
U.S. corrections	$160,065	$134,321	$103,641
International services	10,737	11,022	8,630
GEO Care	12,419	10,142	5,189
Facility construction and design	326	(266)	(589)

Operating income from segments	183,547	155,219	116,871
General and Administrative Expenses	(69,151)	(64,492)	(56,268)

Total operating income	$114,396	$90,727	$60,603

Segment assets:
U.S. corrections	$1,093,880	$954,419	$447,504
International services	69,937	88,788	77,154
GEO Care	21,169	19,334	14,705
Facility construction and design	10,286	16,385	21,057

Total segment assets	$1,195,272	$1,078,926	$560,420

     In fiscal year 2008, the Company’s general and administrative expenses include non-cash deferred compensation costs of $4.5 million associated with stock-based compensation compared to a charge of $3.5 million in fiscal 2007, and $1.3 million in fiscal 2006. Fiscal year 2008 U.S. corrections segment operating income includes the $2.7 million increase in the Company’s insurance reserve compared to $0.9 million decrease in fiscal year 2007 and a $4.0 million reduction in 2006. In fiscal year 2008, the Company wrote off $2.3 million of goodwill associated with the termination of operation of RSI, which is included in loss from discontinued operations. In 2007 the Company wrote off $4.8 million deferred financing fees related to its repayment of borrowings from the Term Loan B.
     The increase in operating expenses attributable to new facilities and expansions of existing facilities was offset by the effects of a change in our vacation policy for certain employees which conformed to a fiscal year-end based policy during 2008. The new policy allows employees to use vacation regardless of service period but within the fiscal year. Vacation expense decreased by $3.7 million fiscal year 2008 compared to fiscal year 2007 primarily due to the change in our policy.
     Assets in the Company’s Facility construction and design segment include trade accounts receivable, construction retainage receivable and other miscellaneous deposits and prepaid insurance. Trade accounts receivable balances were $5.8 million and $10.2 million as of December 28, 2008 and December 30, 2007, respectively. Construction retainage receivable balances were $3.9 million and $4.7 million as of December 28, 2008 and December 30, 2007, respectively. Other assets were $0.0 million and $1.5 million as of December 28, 2008 and December 30, 2007, respectively. During fiscal years 2008 and 2007, the Company wrote-off $0.0 million and $0.5 million, respectively, for construction over-runs net of recoveries. Such items were not significant as of or for the periods ended December 28, 2008 and December 30, 2007, respectively.

Pre-Tax Income Reconciliation

Fiscal Year Ended	2008	2007	2006
	(In thousands)
Operating income from segments	$183,547	$155,219	$116,871
Unallocated amounts:
General and administrative expense	(69,151)	(64,492)	(56,268)
Net interest expense	(23,157)	(27,305)	(17,544)
Costs related to early extinguishment of debt	—	(4,794)	(1,295)

Income before income taxes, equity in earnings of affiliates, discontinued operations and minority interest	$91,239	$58,628	$41,764

     Asset Reconciliation

	2008	2007
Reportable segment assets	$1,195,272	$1,078,926
Cash	31,655	44,403
Deferred income tax	21,757	24,623
Restricted cash	32,697	34,107
Assets of discontinued operations	7,240	10,575

Total assets	$1,288,621	$1,192,634

Geographic Information
     The Company’s international operations are conducted through (i) the Company’s wholly owned Australian subsidiary, The GEO Group Australia Pty. Ltd., through which the Company manages five correctional facilities, including one police custody center; (ii) the Company’s consolidated joint venture in South Africa, SACM, through which the Company manages one correctional facility; and (iii) the Company’s wholly-owned subsidiary in the United Kingdom, The GEO Group UK Ltd., through which the Company manages the Campsfield House Immigration Removal Centre.

Fiscal Year	2008	2007	2006
	(In thousands)
Revenues:
U.S. operations	$914,334	$848,308	$715,300
Australia operations	101,995	97,116	82,156
South African operations	15,316	15,915	14,569
United Kingdom	11,361	14,960	6,414

Total revenues	$1,043,006	$976,299	$818,439

Long-lived assets:
U.S. operations	$875,703	$779,905	$279,603
Australia operations	2,000	2,187	6,445
South African operations	492	590	642
United Kingdom	421	681	602

Total long-lived assets.	$878,616	$783,363	$287,292

Sources of Revenue
     The Company derives most of its revenue from the management of privatized correction and detention facilities. The Company also derives revenue from the management of GEO Care facilities and from the construction and expansion of new and existing correctional, detention and GEO Care facilities. All of the Company’s revenue is generated from external customers.

Fiscal Year	2008	2007	2006
	(In thousands)
Revenues:
Correction and detention	$839,710	$757,330	$677,265
GEO Care	117,399	110,165	67,034
Facility construction and design	85,897	108,804	74,140

Total revenues	$1,043,006	$976,299	$818,439

Equity in Earnings of Affiliates
     Equity in earnings of affiliates for 2008, 2007 and 2006 include one of the joint ventures in South Africa, SACS. This entity is accounted for under the equity method and the Company’s investment in SACS is presented as a component of other non-current assets in the accompanying consolidated balance sheets.

     A summary of financial data for SACS is as follows:

Fiscal Year	2008	2007	2006
	(In thousands)
Statement of Operations Data
Revenues	$35,558	$36,720	$34,152
Operating income	13,688	14,976	13,301
Net income	9,247	4,240	3,124
Balance Sheet Data
Current assets	18,421	21,608	15,396
Noncurrent assets	37,722	53,816	60,023
Current liabilities	2,245	6,120	5,282
Non-current liabilities	41,321	62,401	63,919
Shareholders’ equity	12,577	6,903	6,218
     As of December 28, 2008 and December 30, 2007, the Company’s investment in SACS was $6.2 million and $3.5 million, respectively. The investment is included in other non-current assets in the accompanying consolidated balance sheets.
Business Concentration
     Except for the major customers noted in the following table, no other single customer made up greater than 10% of the Company’s consolidated revenues for the following fiscal years.

Customer	2008	2007	2006
Various agencies of the U.S. Federal Government	28%	27%	31%
Various agencies of the State of Florida	17%	16%	13%
     Credit risk related to accounts receivable is reflective of the related revenues.
16. Income Taxes
     The United States and foreign components of income (loss) before income taxes, minority interest and equity income from affiliates are as follows:

	2008	2007	2006
	(In thousands)
Income (loss) before income taxes, minority interest, equity earnings in affiliates, and discontinued operations
United States	$78,542	$45,875	$29,422
Foreign	12,697	12,753	12,342

	91,239	58,628	41,764

Discontinued operations:
Income (loss) from operation of discontinued business	(2,316)	6,066	3,170

Total	$88,923	$64,694	$44,934

     Taxes on income (loss) consist of the following components:

	2008	2007	2006
	(In thousands)
Federal income taxes:
Current	$24,164	$19,211	$14,662
Deferred	2,621	(4,546)	(4,635)

	26,785	14,665	10,027

State income taxes:
Current	2,626	3,579	2,591
Deferred	(558)	(399)	(36)

	2,068	3,180	2,555

Foreign:
Current	4,587	4,580	3,042
Deferred	593	(132)	(409)

	5,180	4,448	2,633

Total U.S. and foreign	34,033	22,293	15,215

Discontinued operations:
Taxes (benefit) from operations of discontinued business	236	2,310	1,139

Total	$34,269	$24,603	$16,354

     A reconciliation of the statutory U.S. federal tax rate (35.0%) and the effective income tax rate is as follows:

	2008	2007	2006
	(In thousands)
Continuing operations:
Provisions using statutory federal income tax rate	$31,934	$20,520	$14,641
State income taxes, net of federal tax benefit	2,635	1,965	1,311
Australia consolidation benefit	—	—	(228)
UK Tax Benefit	—	—	(977)
Other, net	(536)	(192)	468

Total continuing operations	34,033	22,293	15,215

Discontinued operations:
Taxes (benefit) from operations of discontinued business	236	2,310	1,139

Provision (benefit) for income taxes	$34,269	$24,603	$16,354

     The components of the net current deferred income tax asset at fiscal year end are as follows:

	2008	2007
	(In thousands)
Book revenue not yet taxed	$(167)	$(213)
Uniforms	(294)	(396)
Deferred loan costs	174	227
Other, net	1,142	682
Allowance for doubtful accounts	241	172
Accrued compensation	4,658	7,484
Accrued liabilities	11,847	11,749
Valuation allowance	(261)	—

Total asset	$17,340	$19,705

     The components of the net non-current deferred income tax asset at fiscal year end are as follows:

	2008	2007
	(In thousands)
Depreciation	$(4,772)	$(391)
Deferred loan costs	2,360	2,546
Deferred rent	877	944
Bond Discount	(1,094)	(1,293)
Net operating losses	3,484	3,283
Tax credits	2,961	1,088
Intangible assets	(3,740)	(4,421)
Accrued liabilities	850	765
Deferred compensation	7,923	5,955
Residual U.S. tax liability on unrepatriated foreign earnings	(1,915)	(1,640)
Prepaid Lease	579	681
Other, net	1,481	554
Valuation allowance	(4,577)	(3,153)

Total asset (liability)	$4,417	$4,918

     The components of the net non-current deferred income tax liability as of fiscal year:

	2008	2007
	(In thousands)
Depreciation	$(14)	$(223)

Total Asset (Liability)	$(14)	$(223)

     In accordance with FAS No. 109, Accounting for Income Taxes, deferred income taxes should be reduced by a valuation allowance if it is not more likely than not that some portion or all of the deferred tax assets will be realized. On a periodic basis, management evaluates and determines the amount of the valuation allowance required and adjusts such valuation allowance accordingly. At fiscal year end 2008 and 2007, the Company has recorded a valuation allowance of approximately $4.8 million and $3.2 million, respectively. The valuation allowance increased by $1.6 million during the fiscal year ended December 28, 2008. At the fiscal year end 2008 and 2007, the valuation allowance included $0.1 million and $0.1 million, respectively reported as part of purchase accounting relating to deferred tax assets for state net operating losses from the CSC acquisition. While prior accounting pronouncements provided that a reduction of a valuation allowance related to tax assets recorded as part of purchase accounting are to reduce goodwill, for years beginning after December 15, 2008 FAS No. 141R provides that such a reduction of a valuation allowance would be accounted for as a reduction of income tax expense. At fiscal year end 2008 and 2007 a partial valuation allowance was provided against net operating losses from the acquisition. The remaining valuation allowance of $4.7 million and $3.1 million, for 2008 and 2007, respectively, relates to deferred tax assets for foreign net operating losses and state tax credits unrelated to the CSC acquisition.
     The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 28, 2008, $4.8 million of accumulated undistributed earnings of non-U.S. subsidiaries were indefinitely invested. At the existing U.S. federal income tax rate, additional taxes (net of foreign tax credits) of $1.7 million would have to be provided if such earnings were remitted currently.
     At fiscal year end 2008, the Company had $3.6 million of combined net operating loss carryforwards in various states from the CSC acquisition, which begin to expire in 2015.
     Also at fiscal year end 2008 the Company had $11.0 million of foreign operating losses which carry forward indefinitely and $4.6 million of state tax credits which begin to expire in 2010. The Company has recorded a full and partial valuation allowance against the deferred tax assets related to the foreign operating losses and state tax credits, respectively.
     In fiscal 2008, the Company’s equity affiliate SACS recognized a one time tax benefit of $1.9 million related to a change in the tax treatment applicable to the affiliate with retroactive effect. Under the tax treatment, expenses which were previously disallowed are now deductible for South African tax purposes. The one time tax benefit relates to an increase in the deferred tax assets of the affiliate as a result of the change in tax treatment.
     On January 2, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based payment” (FAS 123R). FAS 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. The exercise of non-qualified stock options which have been granted under the Company’s stock option plans give rise to compensation income which is includable in the taxable income of the applicable employees and deducted by the Company for federal and state income tax purposes. Such compensation income results from increases in the fair market value of the Company’s common stock subsequent to the date of grant. The Company has elected to use the transition method described in FASB Staff Position 123(R)-3 (“FSP FAS 123(R)-3”). In accordance with FSP FAS 123(R)-3, the tax benefit on awards that vested prior to January 2, 2006 but that were exercised on or after January 2, 2006 “Fully Vested Awards” are credited directly to additional paid-in-capital. On awards that vested on or after January 2, 2006 and that were exercised on or after January 2, 2006, “Partially vested Awards” the total tax benefit first reduces the related deferred tax asset associated with the compensation cost recognized under 123(R) and any excess tax benefit, if any, is credited to additional paid-in capital. Special considerations apply and which are addressed in the FSP FAS 123(R)-3, if the ultimate tax benefit upon exercise is less than the related deferred tax asset underlying the award. At fiscal year end 2008 the deferred tax asset net of a valuation allowance related to unexercised stock options and restricted stock grants was $1.5 million.
     In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). The Company adopted the provisions of FIN 48, on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by FIN 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of FIN 48, the Company recognized an increase of approximately a $2.5 million in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007, balance of retained earnings.

     In May 2007, the FASB published FSP FIN 48-1. FSP FIN 48-1 is an amendment to FIN 48. It clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. As of our adoption date of FIN 48, our accounting is consistent with the guidance in FSP FIN 48-1.
     A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows in (dollars in thousands):

(In thousands)
Balance at December 30, 2007	$5,417
Additions based on tax positions related to the current year	1,877
Additions for tax positions of prior years	659
Reductions for tax positions of prior years	(1,809)
Reductions as result of a lapse of applicable statutes of limitations	(169)
Settlements	(86)

Balance at December 28, 2008	$5,889

     All amounts in the reconciliation are reported on a gross basis and do not reflect a federal tax benefit on state income taxes. Inclusive of the federal tax benefit on state income taxes the ending balance as of December 28, 2008 is $5.6 million. Included in the balance at December 28, 2008 is $1.9 million related to tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. Under deferred tax accounting, the timing of a deduction does not affect the annual effective tax rate but does affect the timing of tax payments. Absent a decrease in the unrecognized tax benefits related to the reversal of these timing related tax positions, the Company does not anticipate any significant increase or decrease in the unrecognized tax benefits within 12 months of the reporting date. The balance at December 28, 2008 includes $3.7 million of unrecognized tax benefits which, if ultimately recognized, will reduce the Company’s annual effective tax rate.
     The Company is subject to income taxes in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before 2002.
     The Company is currently under examination by the Internal Revenue Service for its U.S. income tax returns for fiscal years 2002 through 2005. The Company expects this examination to be concluded in 2010.
     In adopting FIN 48 on January 1, 2007, the Company changed its previous method of classifying interest and penalties related to unrecognized tax benefits as income tax expense to classifying interest accrued as interest expense and penalties as operating expenses. Because the transition rules of FIN 48 do not permit the retroactive restatement of prior period financial statements, the Company’s 2006 financial statements continue to reflect interest and penalties on unrecognized tax benefits as income tax expense. During the fiscal year ended December 28, 2008 and December 30, 2007 the Company recognized respectively $0.4 million and $0.6 million in interest and penalties. The Company had accrued approximately $1.9 million and $1.5 million for the payment of interest and penalties at December 28, 2008, and December 30, 2007, respectively.

17. Selected Quarterly Financial Data (Unaudited)
     The Company’s selected quarterly financial data is as follows (in thousands, except per share data):

	First Quarter	Second Quarter
2008
Revenues	$262,454	$269,994
Operating income	23,687	26,990
Income from continuing operations	11,888	13,852
Income from discontinued operations, net of tax	519	347
Basic earnings per share:
Income from continuing operations	$0.24	$0.27
Income from discontinued operations	0.01	0.01

Net income per share	$0.25	$0.28
Diluted earnings per share:
Income from continuing operations	$0.23	$0.27
Income from discontinued operations	0.01	—

Net income per share	$0.24	$0.27

	Third Quarter	Fourth Quarter
Revenues	$254,105	$256,453
Operating income(1),(4)	28,733	34,986
Income from continuing operations	15,497	20,216
Income (loss) from discontinued operations, net of tax	362	(3,779)
Basic earnings per share:
Income from continuing operations	$0.31	$0.40
Income (loss) from discontinued operations	0.00	(0.08)

Net income per share	$0.31	$0.32
Diluted earnings per share:
Income from continuing operations	$0.30	$0.39
Income (loss) from discontinued operations	0.01	(0.07)

Net income per share	$0.31	$0.32

	First Quarter	Second Quarter
2007
Revenues	$225,119	$246,528
Operating income(2),(5)	19,582	25,414
Income from continuing operations	4,433	11,633
Income from discontinued operations, net of tax	831	733
Basic earnings per share:
Income from continuing operations	$0.11	$0.23
Income from discontinued operations	0.02	0.02

Net income per share	$0.13	$0.25
Diluted earnings per share:
Income from continuing operations	$0.11	$0.23
Income from discontinued operations	0.01	0.01

Net income per share	$0.12	$0.24

	Third Quarter	Fourth Quarter
Revenues	$254,658	$249,994
Operating income(2),(3),(4)	23,848	21,883
Income from continuing operations	11,500	10,523
Income from discontinued operations, net of tax	1,238	954
Basic earnings per share:
Income from continuing operations	$0.23	$0.21
Income from discontinued operations	0.02	0.02

Net income per share	$0.25	$0.23
Diluted earnings per share:
Income from continuing operations	$0.22	$0.20
Income from discontinued operations	0.03	0.02

Net income per share	$0.25	$0.22

(1)	Operating income for Third and Fourth Quarters 2008 includes the effects of a change in our vacation policy for certain employees which conformed to a fiscal year-end based policy. The new policy allows employees to use vacation regardless of service period but within the fiscal year. Vacation expense decreased by $3.7 million fiscal year 2008 compared to fiscal year 2007 primarily due to this change. This had a positive impact on earnings for Third and Fourth Quarters of $2.0 million and $1.7 million, respectively. Also included in our results for fiscal Fourth Quarter ended December 28, 2008 is a one-time tax benefit related to our equity affiliate of $1.9 million.

(2)	Selected Financial data for 2007 includes adjustments to First Quarter, Second Quarter, Third Quarter and Fourth Quarter operating income for income on discontinued operations of $0.9 million, $1.2 million, $1.4 million and $1.5 million, respectively.

(3)	Fiscal year 2007 income from continuing operations reflects $2.1 million in insurance recoveries related to damages incurred at the New Castle Correctional Facility in Indiana offset by a write-off of $1.4 million in deferred acquisition costs.

(4)	Third Quarter results reflect increases and (decreases) to insurance reserves of $2.7 million and $(0.9) million for fiscal 2008 and fiscal 2007, respectively.

(5)	First Quarter 2007 income from continuing operations reflects a write-off of debt issuance costs of $4.8 million related to the repayment of $200.0 million in the Term Loan B.

18. Subsequent events
     During September 2003, GEO entered into two interest rate swaps with its lenders. The agreements, which have payment and expiration dates and call provisions that mirror the terms of the Notes, effectively convert $50.0 million of the Notes into variable rate obligations. Each of the Swaps has a termination clause that gives the lender the right to terminate the interest rate swap at fair market value if they are no longer a lender under the Credit Agreement. In addition to the termination clause, the interest rate swaps also have call provisions which specify that the lender can elect to settle the swap for the call option price, as specified in the swap agreement. In First Quarter 2009, one of the Company’s lenders elected to prepay its interest rate swap obligations to the Company at the call option price which equaled or was greater than the fair value of the interest rate swap on the respective call date. Since the Company did not elect to call any portion of the Notes, the Company will amortize the value of the call options over the remaining life of the Notes. The termination of this Swap is expected to increase the Company’s interest expense for fiscal 2009 by approximately one million dollars.
New contracts
     In January 2009, the Company announced that its wholly owned U.K. subsidiary, GEO UK Ltd., has signed a contract with the United Kingdom Border Agency for the management and operation of the Harmondsworth Immigration Removal Centre (the “Centre”) located in London, England. The Company’s contract for the management and operation of the Centre will have a term of three years and is expected to generate approximately $14.0 million in annual revenues for GEO. Under the terms of the contract, the Company will take over management of the existing Centre, which has a current capacity of 260 beds on June 29, 2009. Additionally, the Centre will be expanded by 360 beds bringing its capacity to 620 beds when the expansion is completed in June 2010. Upon completion of the expansion, this management contract is expected to generate approximately $19.5 million in annual revenues.
19. Condensed Consolidating Financial Information
     On October 20, 2009, the Company completed an offering of $250.0 million aggregate principal amount of its 7 3/4% Senior Notes due 2017 (the “Original Notes”). The Original Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in accordance with Regulation S promulgated under the Securities Act. In connection with the sale of the Original Notes, the Company entered into a Registration Rights Agreement with the initial purchasers of the Original Notes party thereto, pursuant to which the Company and its Subsidiary Guarantors (as defined below) agreed to file a registration statement with respect to an offer to exchange the Original Notes for a new issue of substantially identical notes registered under the Securities Act (the “Exchange Notes”, and together with the Original Notes, the “Notes”). The Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by the Company and certain of its wholly-owned domestic subsidiaries (the “Subsidiary Guarantors”).
     The following condensed consolidating financial information, which has been prepared in accordance with the requirements for presentation of Rule 3-10(d) of Regulation S-X promulgated under the Securities Act, presents the condensed consolidating financial information separately for:
(i)	The GEO Group, Inc., as the issuer of the Notes;

(ii)	The Subsidiary Guarantors, on a combined basis, which are guarantors of the Notes;

(iii)	The Company’s other subsidiaries, on a combined basis, which are not guarantors of the Notes (the “Subsidiary Non-Guarantors”);

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Company, the Subsidiary Guarantors and the Subsidiary Non-Guarantors and (b) eliminate the investments in the Company’s subsidiaries; and

(v)	The Company and its subsidiaries on a consolidated basis.

CONDENSED CONSOLIDATING BALANCE SHEET
(dollars in thousands)

	As of December 28, 2008
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$15,807	$130	$15,718	$—	$31,655
Restricted cash	—	—	13,318	—	13,318
Accounts receivable, net	135,441	39,683	24,541	—	199,665
Deferred income tax asset, net	13,332	1,286	2,722	—	17,340
Other current assets, net	6,256	1,985	4,670	—	12,911
Current assets of discontinued operations	6,213	788	30	—	7,031

Total current assets	177,049	43,872	60,999	—	281,920

Restricted Cash	—	—	19,379	—	19,379
Property and Equipment, Net	393,931	408,124	76,561	—	878,616
Assets Held for Sale	3,083	1,265	—	—	4,348
Direct Finance Lease Receivable	—	—	31,195	—	31,195
Intercompany Receivable	2,755	—	1,474	(4,229)	—
Deferred Income Tax Assets, Net	2,083	2,298	36	—	4,417
Goodwill	34	21,658	510	—	22,202
Intangible Assets, net	—	10,535	1,858	—	12,393
Investment in Subsidiaries	520,859	—	—	(520,859)	—
Other Non-Current Assets	16,719	13,009	4,214	—	33,942
Non-Current Assets of Discontinued Operations	133	14	62	—	209

	$1,116,646	$500,775	$196,288	$(525,088)	$1,288,621

Current Liabilities
Accounts payable	$45,099	$3,163	$7,881	$—	$56,143
Accrued payroll & related taxes	17,400	2,446	8,111	—	27,957
Accrued expenses	62,500	2,012	17,930	—	82,442
Current portion of debt	3,678	674	13,573	—	17,925
Intercompany payable	1,474	—	2,455	(3,929)	—
Current liabilities of discontinued operations	1,141	102	216	—	1,459

Total current liabilites	131,292	8,397	50,166	(3,929)	185,926

Deferred Income Tax Liability	—	—	14	—	14
Minority Interest	—	—	1,101	—	1,101
Other Non-Current Liabilities	28,410	466	—	—	28,876
Capital Lease Obligations	—	15,126	—	—	15,126
Long-Term Debt	378,448	—	300	(300)	378,448
Non-Recourse Debt	—	—	100,634	—	100,634
Commitments & Contingencies (Note 12)
Total shareholders’ equity	578,496	476,786	44,073	(520,859)	578,496

	$1,116,646	$500,775	$196,288	$(525,088)	$1,288,621

CONDENSED CONSOLIDATING BALANCE SHEET
(dollars in thousands)

	As of December 30, 2007
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$26,034	$135	$18,234	$—	$44,403
Restricted cash	—	29	13,198	—	13,227
Accounts receivable, net	94,638	39,862	30,273	—	164,773
Deferred income tax asset, net	15,249	896	3,560	—	19,705
Other current assets, net	4,777	2,454	7,407	—	14,638
Current assets of discontinued operations	6,374	1,132	266	—	7,772

Total current assets	147,072	44,508	72,938	—	264,518

Restricted Cash	—	—	20,880	—	20,880
Property and Equipment, Net	286,217	421,360	75,786	—	783,363
Assets Held for Sale	—	1,265	—	—	1,265
Direct Finance Lease Receivable	—	—	43,213	—	43,213
Intercompany Receivable	1,400	—	1,835	(3,235)	—
Deferred Income Tax Assets, Net	3,766	1,152	—	—	4,918
Goodwill	34	21,675	652	—	22,361
Intangible Assets, net	—	12,315	—	—	12,315
Investment in Subsidiaries	534,614	—	—	(534,614)	—
Other Non-Current Assets	8,005	23,115	5,878	—	36,998
Non-Current Assets of Discontinued Operations	134	42	2,627	—	2,803

	$981,242	$525,432	$223,809	$(537,849)	$1,192,634

Current Liabilities
Accounts payable	$31,145	$3,693	$12,230	$—	$47,068
Accrued payroll & related taxes	21,391	3,250	10,077	—	34,718
Accrued expenses	58,630	2,416	24,452	—	85,498
Current portion of debt	3,678	821	12,978	—	17,477
Intercompany payable	1,835	—	1,400	(3,235)	—
Current liabilities of discontinued operations	1,462	131	78	—	1,671

Total current liabilites	118,141	10,311	61,215	(3,235)	186,432

Deferred Income Tax Liability	—	—	223	—	223
Minority Interest	—	—	1,642	—	1,642
Other Non-Current Liabilities	29,718	461	—	—	30,179
Capital Lease Obligations	—	15,800	—	—	15,800
Long-Term Debt	305,678	—	—	—	305,678
Non-Recourse Debt	—	—	124,975	—	124,975
Commintments & Contingencies
Total shareholders’ equity	527,705	498,860	35,754	(534,614)	527,705

	$981,242	$525,432	$223,809	$(537,849)	$1,192,634

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Fiscal Year Ended December 28, 2008

	For the Fiscal Year Ended December 28, 2008
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues	$545,590	$327,079	$215,157	$(44,820)	$1,043,006
Operating Expenses	469,903	216,380	180,590	(44,820)	822,053
Depreciation & Amortization	16,284	16,120	5,002	—	37,406
General & Administrative Expenses	34,682	20,792	13,677	—	69,151

Operating Income	24,721	73,787	15,888	—	114,396
Interest Income	323	84	6,638	—	7,045
Interest Expense	(20,505)	—	(9,697)	—	(30,202)

Income Before Income Taxes, Equity in Earnings of affliates, and Discontinued Operations	4,539	73,871	12,829	—	91,239
Provision for Income Taxes	1,670	27,183	5,180	—	34,033
Minority Interest	—	—	(376)	—	(376)
Equity in Earnings of Affiliates, net of income tax	—	—	4,623	—	4,623

Income from Continuing Operations before Equity Income of Consolidated Subsidiaries	2,869	46,688	11,896	—	61,453
Income in Consolidated Subsidiaries, net of income tax	58,584	—	—	(58,584)	—

Income from Continuing Operations	61,453	46,688	11,896	(58,584)	61,453
Loss from Discontinued Operations, net of income tax	(2,551)	(628)	(2,929)	3,557	(2,551)

Net Income	$58,902	$46,060	$8,967	$(55,027)	$58,902

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Fiscal Year Ended December 30, 2007

	For the Fiscal Year Ended December 30, 2007
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues	$472,517	$299,420	$237,257	$(32,895)	$976,299
Operating Expenses	414,108	204,608	202,041	(32,895)	787,862
Depreciation & Amortization	13,281	15,140	4,797	—	33,218
General & Administrative Expenses	30,196	19,134	15,162	—	64,492

Operating Income	14,932	60,538	15,257	—	90,727
Interest Income	1,540	222	6,984	—	8,746
Interest Expense	(26,402)	—	(9,649)	—	(36,051)
Write-off of Deferred Financing Fees from Extinguishment of Debt	(4,794)	—	—	—	(4,794)

Income (loss) Before Income Taxes, Equity in Earnings of affliates, and Discontinued Operations	(14,724)	60,760	12,592	—	58,628
Provision for Income Taxes	(5,629)	23,230	4,692	—	22,293
Minority Interest	—	—	(397)	—	(397)
Equity in Earnings of Affiliates, net of income tax	—	—	2,151	—	2,151

Income (loss) from Continuing Operations before Equity in Income of Consolidated Subsidiaries	(9,095)	37,530	9,654	—	38,089
Equity in Income of Consolidated Subsidiaries, net of income tax	47,184	—	—	(47,184)	—

Income from Continuing Operations	38,089	37,530	9,654	(47,184)	38,089
Income from Discontinued Operations, net of income tax	3,756	1,864	24	(1,888)	3,756

Net Income	$41,845	$39,394	$9,678	$(49,072)	$41,845

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Fiscal Year Ended December 31, 2006

	For the Fiscal Year Ended December 31, 2006
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues	$457,297	$190,789	$177,258	$(6,905)	$818,439
Operating Expenses	390,854	147,186	148,751	(6,905)	679,886
Depreciation & Amortization	11,988	5,445	4,249	—	21,682
General & Administrative Expenses	31,176	13,007	12,085	—	56,268

Operating income	23,279	25,151	12,173	—	60,603
Interest Income	143	1,125	9,419	—	10,687
Interest Expense	(17,160)	(729)	(10,342)	—	(28,231)
Write-off of Deferred Financing Fees from Extinguishment of Debt	(1,295)	—	—	—	(1,295)

Income Before Income Taxes, Equity in Earnings of affliates, and Discontinued Operations	4,967	25,547	11,250	—	41,764
Provision for Income Taxes	2,048	10,531	2,636	—	15,215
Minority Interest	—	—	(125)	—	(125)
Equity in Earnings of Affiliates, net of income tax	—	—	1,576	—	1,576

Income from Continuing Operations before Equity in Income of Consolidated Subsidiaries	2,919	15,016	10,065	—	28,000
Equity in Income of Consolidated Subsidiaries, net of income tax	25,081	—	—	(25,081)	—

Income from Continuing Operations	28,000	15,016	10,065	(25,081)	28,000
Income from Discontinued Operations, net of income tax	2,031	656	52	(708)	2,031

Net Income	$30,031	$15,672	$10,117	$(25,789)	$30,031

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Fiscal Year Ended December 28, 2008

	For the Fiscal Year Ended December 28, 2008
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Consolidated
Operating Activities:

Net cash provided by operating activities	$42,322	$3,374	$25,648	$71,344

Cash Flow from Investing Activities:
Proceeds from sale of assets	—	1,029	107	1,136
Purchase of shares in consolidated affiliate	—	—	(2,189)	(2,189)
Dividend from subsidiary	2,676	—	(2,676)	—
Change in restricted cash	—	29	423	452
Capital expenditures	(123,401)	(3,615)	(3,974)	(130,990)

Net cash used in investing activities	(120,725)	(2,557)	(8,309)	(131,591)

Cash Flow from Financing Activities:
Proceeds from long-term debt	156,000	—	—	156,000
Income tax benefit of equity compensation	786	—	—	786
Debt issuance costs	(3,685)	—	—	(3,685)
Payments on long-term debt	(85,678)	(822)	(13,656)	(100,156)
Proceeds from the exercise of stock options	753	—	—	753

Net cash provided by (used in) financing activities	68,176	(822)	(13,656)	53,698

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(6,199)	(6,199)

Net Decrease in Cash and Cash Equivalents	(10,227)	(5)	(2,516)	(12,748)
Cash and Cash Equivalents, beginning of period	26,034	135	18,234	44,403

Cash and Cash Equivalents, end of period	$15,807	$130	$15,718	$31,655

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Fiscal Year Ended December 30, 2007

	For the Fiscal Year Ended December 30, 2007
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Consolidated
Operating Activities:

Net cash provided by operating activities	$44,764	$14,127	$20,037	$78,928

Cash Flow from Investing Activities:
Acquisitions, net of cash acquired	(410,473)	—	—	(410,473)
CSC purchase price adjustment	—	2,291	—	2,291
Proceeds from sale of assets	1,174	3,185	117	4,476
Dividend from subsidiary	12,418	—	(12,418)	—
Change in restricted cash	—	(1)	(19)	(20)
Capital expenditures	(94,107)	(19,079)	(2,018)	(115,204)

Net cash used in investing activities	(490,988)	(13,604)	(14,338)	(518,930)

Cash Flow from Financing Activities:
Proceeds from equity offering, net	227,485	—	—	227,485
Proceeds from long-term debt	387,000	—	—	387,000
Income tax benefit of equity compensation	3,061	—	—	3,061
Debt issuance costs	(9,210)	—	—	(9,210)
Payments on long-term debt	(224,765)	(784)	(11,750)	(237,299)
Proceeds from the exercise of stock options	1,239	—	—	1,239

Net cash provided by (used in) financing activities	384,810	(784)	(11,750)	372,276

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	609	609

Net Decrease in Cash and Cash Equivalents	(61,414)	(261)	(5,442)	(67,117)
Cash and Cash Equivalents, beginning of period	87,448	396	23,676	111,520

Cash and Cash Equivalents, end of period	$26,034	$135	$18,234	$44,403

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Fiscal Year Ended December 31, 2006

	For the Fiscal Year Ended December 31, 2006
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Consolidated
Operating Activities:

Net cash provided by (used in) operating activities	$42,167	$(9,991)	$13,776	$45,952

Cash Flow from Investing Activities:
Acquisitions, net of cash acquired	—	—	(2,578)	(2,578)
YSI purchase price adjustment	—	15,080	—	15,080
Proceeds from sale of assets	19,344	902	—	20,246
Dividend from subsidiary	13,892	—	(13,892)	—
Change in restricted cash	—	317	(7,602)	(7,285)
Insurance proceeds related to hurricane damages	781	—	—	781
Capital expenditures	(36,910)	(5,736)	(519)	(43,165)

Net cash provided (used in) by investing activities	(2,893)	10,563	(24,591)	(16,921)

Cash Flow from Financing Activities:
Proceeds from equity offering, net	99,936	—	—	99,936
Proceeds from long-term debt	111	—	—	111
Income tax benefit of equity compensation	2,793	—	—	2,793
Payments on long-term debt	(74,813)	(755)	(7,059)	(82,627)
Repurchase of stock options from employees and directors	(3,955)	—	—	(3,955)
Proceeds from the exercise of stock options	5,405	—	—	5,405

Net cash provided by (used in) financing activities	29,477	(755)	(7,059)	21,663

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	3,732	3,732

Net Increase (Decrease) in Cash and Cash Equivalents	68,751	(183)	(14,142)	54,426
Cash and Cash Equivalents, beginning of period	18,697	579	37,818	57,094

Cash and Cash Equivalents, end of period	$87,448	$396	$23,676	$111,520